Exhibit 10.16

PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”), is made and entered into this 4th day of June, 2014 (“Effective Date”), by and between MCCABE PETROLEUM CORPORATION, a Texas Corporation, 500 W. Texas Ave., Ste. 890, Midland, Texas 79701 (“MPC”), GREG MCCABE, INDIVIDUALLY, whose address is 500 W. Texas Ave., Ste. 890, Midland, Texas 79701 (“McCabe”) and HUDSPETH OIL CORPORATION, whose address is 500 W. Texas Ave., Ste. 890, Midland, Texas 79701 (“Hudspeth”). MPC, McCabe and Hudspeth are sometimes hereinafter sometimes hereinafter referred to as the “Parties”).

RECITALS

WHEREAS, McCabe Petroleum Corporation (“MPC”) on behalf of Greg McCabe, Individually (“McCabe”), has informed Hudspeth Oil Corporation (“Hudspeth”) that MPC, as a nominee title holder for the benefit of McCabe, has acquired certain oil & gas leases (the “Leases”) as described on the attached Exhibit A, which leases cover the lands in Hudspeth and El Paso Counties, Texas (said leases insofar as they cover and affect said land shall hereinafter be referred to as the “Contract Acreage”);

WHEREAS, McCabe has agreed to cause MPC to sell and Hudspeth has agreed to purchase the Leases subject to the following terms and conditions; and

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree as follows:

I. PURCHASE, ASSIGNMENT AND JOA

1.

Hudspeth agrees to purchase from McCabe and likewise, McCabe agrees to cause MPC to convey and deliver the Leases to Hudspeth. In consideration for the Leases, Hudspeth shall convey and transfer 10,000 shares of common stock (which is 100% of all shares issued and outstanding) to McCabe in the form of a mutually agreeable stock certificate.

2.

Hudspeth shall serve as operator of the Contract Acreage under substantially the same terms and provisions of the Joint Operating Agreement (“JOA”) attached as Exhibit B. The well(s) proposed under this Agreement, shall be drilled and produced under the JOA. Any acreage acquired under the AMI, described below, will be added to the Contract Acreage of the JOA. It is agreed that Hudspeth will market all oil and gas from the Contract Acreage or AMI according to industry standards for the benefit of the non-operators.

II. AREA OF MUTUAL INTEREST

1.

The parties to this Agreement hereby create an Area of Mutual Interest (“AMI”), which includes all lands with at least one boarder within two statute miles of the land described in the attached Exhibit A and any acreage in Block G of the University Lands in Hudspeth County or Block 11 or 12, PSL, Hudspeth County. Should any party acquire directly or indirectly any royalty, mineral, leasehold, or other oil and gas interest, or acquire the right to acquire such interest within the AMI, then the party acquiring such interest or right shall within fifteen (15) days of completion of such acquisition, give written notice to all other parties hereto of the acquisition including full particulars of the interest or right acquired, the costs and terms of such acquisition, and an invoice for the notified party’s share of the costs of such acquisition, if any, along with available supporting data. Each of the parties receiving such notice shall then have fifteen (15) days after receipt within which to elect to participate in such acquisition by paying within said fifteen days its proportionate share of the cost thereto as invoiced, if any, and/or participate in the requirement to such acquisition. Provided, however, that if a well, subject to this agreement or otherwise, is drilling in the Contract Acreage within one mile of the acquisition, notice of acquisition shall be given as promptly as possible, and the notice of election shall be given within forty-eight (48) hours of receipt of the notice of acquisition. In this event, the invoices for the non-acquiring parties’ proportionate share shall be mailed as soon as possible, whether with the notice of acquisition or not, and shall be due within fifteen (15) days of receipt. Failure to timely reply and to timely pay invoiced amounts shall, at the acquiring party’s option, be construed and constitute an election not to share in the acquisition. Upon receipt of invoiced costs if any, the acquiring party shall promptly assign to all participating parties their proportionate shares of any acquired lease or interest, said assignment to be without warranty of title, either express or implied, except as to claims of all persons claiming by, through or under the assigning party, but not otherwise.

2.

If any party elects not to take its proportionate share of an acquisition, then all parties participating therein shall have the right, but not the obligation, to share such non-participating party’s proportionate share in the proportions that their respective interest bear to the total interest of all parties who elect to participate. The acquiring party shall retain any of such non-participating party’s proportionate share declined by the participating parties. Any interest acquired shall be subject to the JOA but, if less than all parties to the JOA elect to acquire the interest, the interest shall be deemed to be a separate contract area under the JOA.

3.

If the oil and gas interest acquired covers lands both inside and outside of the AMI, the acquiring party shall offer the entire oil and gas interest to the other parties hereto. If all of the parties hereto acquire their proportionate shares of the oil and gas interest, the lands lying outside the AMI shall become a part of the Contract Acreage, but the AMI shall not be enlarged.

4.

As used in this Article if Project Payout has occurred, then “proportionate share” means 10% of the working interest acquired as to McCabe and 90% of the working interest acquired as to Hudspeth on a heads up basis. If however, Project Payout has not occurred, then the “proportionate share” means 100% working interest is acquired by Hudspeth and McCabe shall have the 10% Back-in rights pursuant to this Agreement on the new acreage.

5.	Said AMI shall terminate on December 31, 2017. The provisions of this AMI shall not apply to sales and acquisitions for interests that have previously been acquired by the parties.

III. BACK IN AFTER PROJECT PAYOUT

1.

It is understood and agreed that the Contract Acreage is subject to a reversionary interest (“Back-in”), equal to ten percent (10%) of the interest assigned hereunder and to any interests acquired by Hudspeth under the terms of the AMI, to be exercised by McCabe, at the sole option of McCabe, upon Project Payout. “Project Payout” shall be defined as the point in time when the proceeds of all production from all operations conducted on the Contract Acreage (exclusive of royalty, overriding royalty and taxes chargeable to the working interest) equals the actual cost incurred by Hudspeth in drilling, testing, equipping and the cost of operating the well(s), inclusive of overhead charges (as defined in the COPAS agreement to the JOA), any additional acreage acquisition, and seismic costs. No proceeds from sales of working interests shall ever be included in or characterized as revenues attributable to ownership of the oil and gas leases for purposes of calculating Project Payout under the Agreement, except as described under the Tag Along Provision below.

2.

Hudspeth shall furnish McCabe with quarterly statements of the production, income, costs, and expenditures incurred in connection with the operation of the Contract Acreage and any additional acreage pursuant to the AMI defined herein for the preceding quarter, itemized sufficiently to reasonably to fulfil industry standard accounting requirements. McCabe shall have access at all reasonable times during the Project Payout period to review Hudspeth’s books and accounts pertaining to the Project Payout.

3.

Upon reaching Project Payout and receipt of the election of McCabe, or payment as applicable, Hudspeth agrees to assign and issue a bill of sale and conveyance (which shall be mutually agreed upon) to McCabe for the interest in the Back-in provided for above in the proportionate interest and rights in the following:

(i)	all of right, title and interest in and to Contract Acreage and AMI;

(ii)

all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Hudspeth in and to the oil, gas and other minerals in and under or that may be produced from the Contract Acreage and AMI (including interests in Leases and oil, gas and mineral leases covering such lands, overriding royalties, carried, backin, farmout, farmin, reversionary interest, production payments and net profits interests in such lands or such Leases, and fee mineral interests, fee royalty interests and other interests in such oil, gas and other minerals), whether such lands be described in the Contract Acreage or AMI, even though Hudspeth’s interest in such oil, gas and other minerals may be incorrectly described in, or omitted from, such Contract Acreage or AMI (the Properties described in clause (i) and this clause (ii) being hereinafter called the “Oil and Gas Properties”);

(iii)

all rights, titles and interests of Hudspeth in and to, or otherwise derived from, all presently existing and valid oil, gas or mineral unitization, pooling, or communitization agreements, declarations and/or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the properties described in clauses (i) and (ii) above;

(iv)

all rights, titles and interests of Hudspeth in and to all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts which relate to the Contract Acreage and the AMI, or which relate to the exploration, development, operation, or maintenance thereof or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto);

(v)

all rights, titles and interests of Hudspeth in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment), and all easements, rights-of-way, surface leases and other surface rights, all permits and licenses, and all other appurtenances being used or held for use in connection with, or otherwise related to, the exploration, development, operation or maintenance of any of the properties within the Contract Acreage and the AMI in which McCabe and Hudspeth are participating, or the treatment, storage, transportation or marketing of production therefrom (or allocated thereto); and

(vi)

all of Hudspeth’s lease files, title files, abstracts and title opinions, division order files, unitization files, contract files, land surveys and maps (including those in electronic or digital format), data sheets, land and mineral owner correspondence, joint operating agreement files, environmental and regulatory files and reports, operational files and engineering, production records, well files, accounting records relating directly to the properties described above (but not including general financial and accounting records), seismic records and surveys (to the extent freely assignable to McCabe without restrictions of any kind), gravity maps, electric logs, geological or geophysical data and records, (to the extent freely assignable to McCabe without restrictions of any kind), paleontological, geochemical and technical files, which relate to the properties described above that Hudspeth have the right, power and authority to sell, transfer, convey or disclose to McCabe.

4.

The reversionary working interest will not be burdened by any overrides created subsequent to this Agreement. The effective date of the assignment shall be the first day of the month ensuing after the date of Project Payout.

5.

It is further agreed that McCabe shall have the absolute option (which this option shall trump all conflicting provisions herein or in any other agreement), but not the obligation, at any time, to elect to pay his proportionate share of the Project Payout balance to Hudspeth, and the Back-in reserved herein shall become effective upon such payment, at which point the Back-in will convert to a standard working interest.

6.

McCabe shall have the absolute right (which such right shall trump any provision herein to the contrary) to assign such Back-in, subject to Hudspeth’s consent, which will not be unreasonably withheld. Hudspeth shall not be required to give notices to or take actions on behalf of such assignee until thirty (30) days after receiving actual notice of such assignment.

7.	The Back-In After Payout shall extend to and be binding upon any renewal(s), extension(s), or top lease(s) taken within one (1) year of termination of the underlying interest.

IV. TAG ALONG AND ACCESS

1.

Tag Along Provision: In the event Hudspeth acquires the Interests hereunder and subsequently enters into an agreement or agreements with definitive terms and conditions (the “Definitive Agreements”) to sell, assign or transfer to an unaffiliated third party (the “Prospective Purchaser”) all or a material portion of its ownership rights in the Interests (a “Proposed Transfer”), Hudspeth shall be obligated, as a condition to its being permitted hereunder to make such assignment, to provide the McCabe herein, or McCabe’s successors or assigns (including the back-in interest owners), written notice setting for the material terms and conditions of such sale, and all other material information in the possession of Hudspeth relating to the Proposed Transfer (the “Tag-Along Notice”). McCabe shall treat the Tag Along Notice and all information included therein as confidential information. From the date of its receipt of the Tag-Along Notice, McCabe shall have ten (10) business days (the “Election Period”) to elect, subject to the terms and conditions of this provision, to sell 100% of its ownership interests in the leases and lands included in such Proposed Transfer, pursuant to a separate Definitive Agreement between the Prospective Purchaser and McCabe (the “Tag-Along Purchase Agreement”) containing the same or substantially similar terms and conditions as the Proposed Transfer (except as modified to account for McCabe’s quantum of interest in the leases and lands).

2.

If McCabe elects to participate in the Proposed Transfer pursuant to a Tag-Along Purchase Agreement, it shall deliver to Hudspeth herein, prior to the expiration of the Election Period, written notice of its election to so participate subject to the terms and conditions of this paragraph. Upon receipt by Hudspeth of McCabe’s timely notice, Hudspeth shall promptly inform the Prospective Purchaser that McCabe also desires to sell on the same or substantially the same terms and conditions as Hudspeth and for the same consideration (as adjusted to reflect McCabe’s quantum of interest in the leases and lands included in the Proposed Transfer), 100% of its ownership rights in the leases and lands included in the Proposed Transfer as provided in this paragraph, pursuant to the Tag-Along Purchase Agreement. If a Definitive Agreement regarding the Proposed Transfer between Hudspeth and the Prospective Purchaser is executed, then, except as otherwise provided below, the Prospective Purchaser is obligated to execute a Tag-Along Purchase Agreement with McCabe if McCabe desires to sell on the same terms and conditions and for the same consideration (as adjusted to reflect McCabe’s quantum of interest in the leases and lands included in the Proposed Transfer) as Hudspeth. Provided, however, if the transaction between Hudspeth and the Prospective Purchaser does not close for any reason and the transactions contemplated thereby are not consummated, the Prospective Purchaser is not required to close and consummate the transaction between the Prospective Purchaser and McCabe even if a Tag-Along Purchase Agreement has been executed between such parties. In other words, Prospective Purchaser’s obligation to close pursuant to the Tag-Along Purchase Agreement is subject to the consummation of the transaction between Hudspeth and the Prospective Purchaser. Similarly, if McCabe elects to participate in the Proposed Transfer and executes a Tag-Along Purchase Agreement, but such transaction between McCabe and Prospective Purchaser does not close for any reason (or if the closing is delayed), than at the option of Hudspeth and the Prospective Purchaser, Hudspeth and Prospective Purchaser may nevertheless close on the scheduled closing date(s) and consummate the transactions contemplated by the Definitive Agreements without any obligation or liability to McCabe (except for any liability of the Prospective Purchaser to McCabe under the express terms of the Tag-Along Purchase Agreement for any breach committed by such Prospective Purchaser that gave rise to the failure to close).

3.

Notwithstanding anything in this provision to the contrary, in the event that (i) McCabe elects to not participate in a Proposed Transfer, or (ii) McCabe fails to timely elect and notify the Hudspeth of an election to participate within the Election Period, the McCabe shall have no right to participate in or interfere with the Proposed Transfer, and Hudspeth and the Prospective Purchaser may consummate its Proposed Transfer without any obligation or liability to McCabe under this provision.

4.

Following the consummation of a Proposed Transfer, and provided that Hudspeth conveys all its right, title and interest to the lands and leases subject to the Proposed Transfer, the provisions of this paragraph shall not apply to the interest purchased by such new party and Hudspeth or McCabe can transfer their respective ownership rights in their remaining lands and leases without any obligation to offer such new party a right to tag-along or participate in such transfer or any Proposed Transfer. However, between Hudspeth and McCabe, the tag-along provision shall continue to apply as to all lands and leases that are not subject to a prior consummated Proposed Transfer.

5.

Subject to all applicable trade secret and confidentiality protections, for the sole purpose of evaluating the Proposed Transfer, McCabe, or his appointed representative, will have access to all geologic data regarding this prospect, including, but not limited to, daily drilling reports, electric logs, mud logs, cores, DST’s, pressure tests, and seismic. Greg McCabe, or his appointed representative, will not be denied reasonable access to any location while drilling and completion operations are being conducted. McCabe, or his representative’s, access to be at their sole risk and expense.

V. INITIAL WELL AND CONTINUOUS DEVELOPMENT CLAUSE

1.

Hudspeth shall commence or cause to be commenced actual drilling operations (as defined herein) of a well on the Contract Acreage on or before March 31, 2015 or 90 days after the University Lands Department executes the Drilling and Development Agreement, whichever date is later. The first well (the “Initial Well”) shall be drilled to a depth sufficient to test the Wolfcamp Formation, and the well shall be drilled to completion in good faith and in a good and workmanlike manner.

2.

After the Initial Well is completed or abandoned pursuant to this Agreement, Hudspeth shall continue to drill and complete subsequent wells with good-faith prosecution of drilling operations and in a good and workmanlike manner on the Contract Acreage with reasonable diligence and with no lapse of more than one hundred and eighty (180) consecutive days between the completion or abandonment of any well (as determined herein) and the commencement of additional actual drilling operations. This drilling obligation shall continue until wells have been drilled on the Contract Acreage to the maximum density permitted by the rules, regulations, or orders of the by the Railroad Commission of Texas or other controlling governmental agency, or any other agreement, whichever is most controlling. For each well drilled on the Contact Acreage, Hudspeth shall permit and drill such well to a minimum depth sufficient to test the Wolfcamp Formation. Provided, however, and for the avoidance of doubt, the University Lands will be treated as a single drilling unit for the purposes of calculating the continuous drilling obligation under this Agreement.

3.

As used herein, (i) actual drilling operations shall be deemed to have commenced upon the actual entry of the rotating drillbit of a drilling rig capable of achieving the total depth permitted and approved by the Railroad Commission of Texas or other applicable regulatory agency into the soil of the leased premises, or the actual re-entry into an existing wellbore with a drilling or workover rig capable of re-entering such well for the purposes of completing such well in a previously uncompleted and unproduced zone, and (ii) a well shall be deemed to have been either completed or abandoned as follows: (A) three (3) days after a vertically, diagonally or horizontally drilled well reaches total depth, in the event no attempt is made to complete such well as a producer of oil and/or gas (i.e., a dry hole), (B) thirty (30) days after the date the last string of production casing is cemented in a vertically, diagonally or horizontally drilled well (as reflected by the cementing affidavit required to be filed with the Railroad Commission of Texas or other applicable regulatory agency), in the event an attempt is made to complete such well as a producer of oil and/or gas, or (C) thirty (30) days after the date a horizontal drainhole well completed as a producer of oil or gas reaches the total length of its horizontal drainhole(s), if such date is later than the date in (B) above.

4.

If Hudspeth does not drill an initial test well or upon cessation of this Initial Well and Continuous Development Clause, this Agreement and all rights in the Contract Acreage shall automatically terminate and automatically revert back to McCabe as to all right, title and interest in any of the lands or leases covered by this Agreement, save and except, any additionally acreage acquired pursuant to the AMI and as to each well on the Contract Acreage then capable of producing oil or gas in paying quantities, the producing or proration unit surrounding the well, as established by the applicable governmental agency, provided that the Hudspeth acreage shall also terminate as to all depths below the base of the deepest producing formation in each well. Within 30 days after a partial or total termination of this Agreement, Hudspeth shall execute and deliver to McCabe, or any person or entity that McCabe designates, a recordable assignment of all lands and leases covered by this Agreement, save and except any additionally acreage acquired pursuant to the AMI and the acreage and depths allocated to each producing or proration unit.

5.

It is agreed however, that the Back-in provision and the AMI provision of this Agreement shall survive in perpetuity any partial or total termination of this Agreement due to this Initial Well and Continuous Development Clause.

6.

Hudspeth acknowledges the existence of a proposed Unit Development Agreement between Hudspeth and the State of Texas. Such agreement also contains terms and conditions for certain drilling activities to be performed before certain dates. If there is ever a conflict between this Agreement and the Unit Development Agreement, then Hudspeth shall comply with whichever term or condition requires the earlier action.

VI. INDEMNIFICATION

1.

Indemnification from Purchaser. Hudspeth agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to the McCabe) and hold the MPC, McCabe and their respective officers, directors, affiliates, agents, legal counsel, successors and assigns (collectively, the “Seller Group”) harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorney’s fees and costs of any suit related thereto) suffered or incurred by any of Seller Group, arising from any and all suit, action, proceeding, claim or investigation against Seller Group which arises from or which is based upon or pertaining to Hudspeth’s actions after the effective date of this Agreement.

2.

Defense of Claims. If any lawsuit enforcement action or any attempt to collect on an alleged liability is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party within ten (10) business days after receipt of notice or other date by which action must be taken; provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party will be prejudiced by such failure. After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party’s cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

3.

Default of Indemnification Obligation. If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys’ fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

VII. RECORDING FEES

1.

Hudspeth and McCabe agree to equally share all of the costs associated with recording all of the various assignments related to this transaction (including the various assignments from predecessors in title that may be necessary to record) in the El Paso and Hudspeth real property records as well as with the University Lands department.

2.	Hudspeth shall be entitled to add its proportionate share of such recording costs to the Project Payout amount defined above.

3.

If either McCabe or Hudspeth pays the other party’s recording costs, then such party that paid such costs shall be entitled to an adjustment of the Project Payout amount for the amount paid on behalf of the other party.

VIII. GENERAL PROVISIONS

1.

No Partnership or Joint Venture. Nothing in this agreement or the JOA is intended to create and nothing herein or therein shall ever be construed as creating a partnership, joint venture, mining partnership, association or other relationship whereby any party hereto shall ever be held liable for the acts or debts of another. The duties, obligations and liabilities of each of the parties hereto set forth in this agreement shall be several and not joint so that any party shall be liable only for its proportionate share of the duties, obligations and liabilities under the terms of this agreement.

2.

Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

3.

Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

a.	If to the MPC:	Greg McCabe
500 W. Texas, Suite 1110
Midland, Texas 79702

b.	If to the Greg McCabe:	Greg McCabe
500 W. Texas, Suite 1110
Midland, Texas 79702

c.	If to the Hudspeth:	Greg McCabe
500 W. Texas, Suite 1110
Midland, Texas 79702

d.

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

e.	Any party may change its address by sending written notice to all Parties to this Agreement.

4.

Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

5.

Assignments. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This agreement may not be assigned by any party hereto except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, and any such assignment not consented to shall be void and of no force or effect. All assignments, conveyances or any other agreement by any party to this Agreement or their respective successors and permitted assigns transferring any right under this Agreement either express or implied must be made in writing expressly making such transfer of rights conditional and subject to this Agreement.

6.

Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflict of laws. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state district courts located in Midland County, Dallas County, or Harris County, Texas.

7.

Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf’ signature page were an original thereof.

8.

Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

9.

No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of the parties) or any entity that is not a party to this Agreement.

10.

Further Assurances. Each party covenants that at any time, and from time to time, whether before or after the closing date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

11.

Attorney Review - Construction. In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

12.	Time is of the Essence. INTENTIONALLY DELETED.

13.	Parties Bound. All the rights and obligations arising under this Agreement will be binding on the parties’ respective successors, heirs, and assigns.

14.

Conflicting Terms. In the case of conflict between this agreement and the JOA or any other agreement related in any way to the Contract Acreage or AMI of this Agreement, this Agreement shall control in all cases.

INTENTIONALLY BLANK — SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this instrument is executed on September 23, 2014, but shall be effective for all purposes on June 4, 2014.

MCCABE PETROLEUM CORPORATION

By:	/s/
Printed Name:	/s/
Title:	/s/

GREG MCCABE, INDIVIDUALLY

By:	/s/
Printed Name:	/s/
Title:	/s/

HUDSPETH OIL CORPORATION

By:	/s/
Printed Name:	/s/
Title:	/s/

Exhibit A

University Lands

Hudspeth County, Texas

Tract	UL Lease Number	Recording Information	Block	Section	Effective Date	Acreage
1	115099	138149	A	1	April 10, 2013	686.7
2	115100	138150	A	2	April 10, 2013	686.7
3	115101	138151	A	3	April 10, 2013	686.7
4	115102	138152	A	4	April 10, 2013	686.7
5	115103	138153	A	5	April 10, 2013	686.7
6	115104	138154	A	6	April 10, 2013	686.7
7	115105	138155	A	7	April 10, 2013	686.7
8	115106	138156	A	8	April 10, 2013	686.7
9	115107	138157	A	9	April 10, 2013	686.7
10	115108	138158	A	10	April 10, 2013	686.7
11	115109	138159	A	11	April 10, 2013	686.7
12	115110	138160	A	12	April 10, 2013	686.7
13	115111	138161	A	13	April 10, 2013	686.7
14	115112	138162	A	14	April 10, 2013	686.7
15	115113	138163	A	15	April 10, 2013	686.7
16	115114	138164	A	16	April 10, 2013	686.7
17	115115	138165	A	17	April 10, 2013	686.7
18	115116	138166	A	18	April 10, 2013	686.7
19	115117	138167	A	19	April 10, 2013	686.7
20	115118	138168	A	20	April 10, 2013	686.7
21	115119	138169	A	21	April 10, 2013	686.7
22	115120	138170	A	22	April 10, 2013	686.7
23	115121	138171	A	23	April 10, 2013	686.7
24	115122	138172	A	24	April 10, 2013	686.7
25	115123	138173	A	25	April 10, 2013	686.7
26	115124	138174	A	26	April 10, 2013	686.7
27	115125	138204	A	27	April 10, 2013	686.7
28	115126	138146	A	28	April 10, 2013	686.7
29	115127	138175	A	29	April 10, 2013	686.7
30	115128	138176	A	30	April 10, 2013	686.7
31	115129	138177	A	31	April 10, 2013	686.7
32	115130	138178	A	32	April 10, 2013	686.7
33	115131	138179	A	33	April 10, 2013	686.7
34	115132	138180	A	34	April 10, 2013	686.7
35	115133	138181	A	35	April 10, 2013	686.7
36	115134	138182	A	36	April 10, 2013	686.7
37	115135	138147	A	37	April 10, 2013	686.7
38	115136	138183	A	38	April 10, 2013	686.7

Tract	UL Lease Number	Recording Information	Block	Section	Effective Date	Acreage
39	115137	138184	A	39	April 10, 2013	686.7
40	115138	138185	A	40	April 10, 2013	686.7
41	115139	138186	A	41	April 10, 2013	686.7
42	115140	138187	A	42	April 10, 2013	686.7
43	115141	138188	A	43	April 10, 2013	686.7
44	115142	138189	A	44	April 10, 2013	686.7
45	115143	138190	A	45	April 10, 2013	686.7
46	115144	138191	A	46	April 10, 2013	686.7
47	115145	138192	A	47	April 10, 2013	686.7
48	115146	138193	A	48	April 10, 2013	686.7
49	115147	138194	B	1	April 10, 2013	686.7
50	115148	138195	B	2	April 10, 2013	686.7
51	115149	138196	B	3	April 10, 2013	686.7
52	115150	138197	B	4	April 10, 2013	686.7
53	115151	138198	B	5	April 10, 2013	686.7
54	115152	138199	B	6	April 10, 2013	686.7
55	115153	138200	B	7	April 10, 2013	686.7
56	115154	138201	B	8	April 10, 2013	686.7
57	115155	138202	B	9	April 10, 2013	686.7
58	115156	138203	B	10	April 10, 2013	686.7
59	115157	138205	B	11	April 10, 2013	686.7
60	115158	138206	B	12	April 10, 2013	686.7
61	115159	138207	B	13	April 10, 2013	686.7
62	115160	138208	B	14	April 10, 2013	686.7
63	115161	138209	B	15	April 10, 2013	686.7
64	115162	138210	B	16	April 10, 2013	686.7
65	115163	138211	B	17	April 10, 2013	686.7
66	115164	138212	B	18	April 10, 2013	686.7
67	115165	138213	B	19	April 10, 2013	686.7
68	115166	138214	B	20	April 10, 2013	686.7
69	115167	138215	B	21	April 10, 2013	686.7
70	115168	138216	B	22	April 10, 2013	686.7
71	115169	138217	B	23	April 10, 2013	686.7
72	115170	138218	B	24	April 10, 2013	686.7
73	11.5171	138219	B	25	April 10, 2013	686.7
74	115172	138148	B	26	April 10, 2013	686.7
75	115173	138220	B	27	April 10, 2013	686.7
76	115174	138221	B	28	April 10, 2013	686.7
77	115175	138222	B	29	April 10, 2013	686.7
78	115176	138223	B	30	April 10, 2013	686.7
79	115177	138224	B	31	April 10, 2013	686.7
80	115178	138225	B	32	April 10, 2013	686.7
81	115179	138226	B	33	April 10, 2013	686.7

Tract	UL Lease Number	Recording Information	Block	Section	Effective Date	Acreage
82	115180	138227	B	34	April 10, 2013	686.7
83	115181	138228	B	35	April 10, 2013	686.7
84	115182	138229	B	36	April 10, 2013	686.7
85	115183	138230	B	37	April 10, 2013	686.7
86	115184	138231	B	38	April 10, 2013	686.7
87	115185	138232	B	39	April 10, 2013	686.7
88	115186	138233	B	40	April 10, 2013	686.7
89	115187	138234	B	41	April 10, 2013	686.7
90	115188	138235	B	42	April 10, 2013	686.7
91	115189	138236	B	43	April 10, 2013	686.7
92	115190	138237	B	44	April 10, 2013	686.7
93	115191	138238	B	45	April 10, 2013	686.7
94	115192	138239	B	46	April 10, 2013	686.7
95	115193	138240	B	47	April 10, 2013	686.7
96	115194	138241	B	48	April 10, 2013	686.7
97	115195	138242	E	1	April 10, 2013	686.7
98	115196	138243	E	2	April 10, 2013	686.7
99	115197	138244	E	3	April 10, 2013	686.7
100	115198	138245	E	4	April 10, 2013	686.7
101	115199	138247	E	5	April 10, 2013	686.7
102	115200	138248	E	6	April 10, 2013	686.7
103	115201	138249	E	7	April 10, 2013	686.7
104	115202	138250	E	8	April 10, 2013	686.7
105	115203	138251	E	9	April 10, 2013	686.7
106	115204	138252	E	10	April 10, 2013	686.7
107	115205	138253	E	11	April 10, 2013	686.7
108	115206	138254	E	12	April 10, 2013	686.7
109	115207	138255	E	13	April 10, 2013	686.7
110	115208	138256	E	14	April 10, 2013	686.7
111	115209	138257	E	15	April 10, 2013	686.7
112	115210	138258	E	16	April 10, 2013	686.7
113	115211	138259	E	17	April 10, 2013	686.7
114	115212	138260	E	18	April 10, 2013	686.7
115	115213	138261	E	19	April 10, 2013	686.7
116	115214	138262	E	20	April 10, 2013	686.7
117	115215	138263	E	21	April 10, 2013	686.7
118	115216	138264	E	22	April 10, 2013	686.7
119	115217	138265	E	23	April 10, 2013	686.7
120	115218	138266	E	24	April 10, 2013	686.7
121	115219	138267	E	25	April 10, 2013	686.7
122	115220	138268	E	26	April 10, 2013	686.7
123	115221	138269	E	27	April 10, 2013	686.7
124	115222	138270	E	28	April 10, 2013	686.7

Tract	UL Lease Number	Recording Information	Block	Section	Effective Date	Acreage
125	115223	138271	E	29	April 10, 2013	686.7
126	115224	138272	E	30	April 10, 2013	686.7
127	115225	138273	E	31	April 10, 2013	686.7
128	115226	138274	E	32	April 10, 2013	686.7
129	115227	138275	E	33	April 10, 2013	686.7
130	115228	138276	E	34	April 10, 2013	686.7
131	115229	138277	E	35	April 10, 2013	686.7
132	115230	138278	E	36	April 10, 2013	686.7
133	115231	138279	E	37	April 10, 2013	686.7
134	115232	138280	E	38	April 10, 2013	686.7
135	115233	138281	E	39	April 10, 2013	686.7
136	115234	138282	E	40	April 10, 2013	686.7
137	115235	138283	E	41	April 10, 2013	686.7
138	115236	138284	E	42	April 10, 2013	686.7
139	115237	138285	E	43	April 10, 2013	686.7
140	115238	138286	E	44	April 10, 2013	686.7
141	115239	138287	E	45	April 10, 2013	686.7
142	115240	138288	E	46	April 10, 2013	686.7
143	115241	138289	E	47	April 10, 2013	686.7
144	115242	138290	E	48	April 10, 2013	686.7
145	115243	138291	F	1	April 10, 2013	686.7
146	115244	138292	F	2	April 10, 2013	686.7
147	115245	138293	F	3	April 10, 2013	686.7
148	115246	138294	F	4	April 10, 2013	686.7
149	115247	138295	F	5	April 10, 2013	686.7
150	115248	138296	F	6	April 10, 2013	686.7
151	115249	138297	F	7	April 10, 2013	686.7
152	115250	138298	F	8	April 10, 2013	686.7
153	115251	138299	F	9	April 10, 2013	686.7
154	115252	138300	F	10	April 10, 2013	686.7
155	115253	138301	F	11	April 10, 2013	686.7
156	115254	138302	F	12	April 10, 2013	686.7
157	115255	138303	F	13	April 10, 2013	686.7
158	115256	138304	F	14	April 10, 2013	686.7
159	115257	138305	F	15	April 10, 2013	686.7
160	115258	138306	F	16	April 10, 2013	686.7
161	115259	138307	F	17	April 10, 2013	686.7
162	115260	138308	F	18	April 10, 2013	686.7
163	115261	138309	F	19	April 10, 2013	686.7
164	115262	138310	F	20	April 10, 2013	686.7
165	115263	138311	F	21	April 10, 2013	686.7
166	115264	138312	F	22	April 10, 2013	686.7
167	115265	138313	F	23	April 10, 2013	686.7

Tract	UL Lease Number	Recording Information	Block	Section	Effective Date	Acreage
168	115266	138314	F	24	April 10, 2013	686.7
169	115267	138315	F	25	April 10, 2013	686.7
170	115268	138316	F	26	April 10, 2013	686.7
171	115269	138317	F	27	April 10, 2013	686.7
172	115270	138318	F	28	April 10, 2013	686.7
173	115271	138319	F	29	April 10, 2013	686.7
174	115272	138320	F	30	April 10, 2013	686.7
175	115273	138321	F	31	April 10, 2013	686.7
176	115274	138322	F	32	April 10, 2013	686.7
177	115275	138323	F	33	April 10, 2013	686.7
178	115276	138324	F	34	April 10, 2013	686.7
179	115277	138325	F	35	April 10, 2013	686.7
180	115278	138326	F	36	April 10, 2013	686.7
181	115279	138327	F	37	April 10, 2013	686.7
182	115280	138328	F	38	April 10, 2013	686.7
183	115281	138329	F	39	April 10, 2013	686.7
184	115282	138330	F	40	April 10, 2013	686.7
185	115283	138331	F	41	April 10, 2013	686.7
186	115284	138332	F	42	April 10, 2013	686.7
187	115285	138333	F	43	April 10, 2013	686.7
188	115286	138334	F	44	April 10, 2013	686.7
189	115287	138335	F	45	April 10, 2013	686.7
190	115288	138336	F	46	April 10, 2013	686.7
191	115289	138337	F	47	April 10, 2013	686.7
192	115290	138338	F	48	April 10, 2013	686.7

Cerro Alto Leases

Hudspeth County, Texas

1)

Oil and Gas Lease dated December 1, 2012, by and between the State of Texas, acting by and through its agent, Cerro Alto, Ltd., a Texas limited partnership, as Lessor and Clay Johnson, a single man, as Lessee, being recorded in Document No. 20130007975 of the Official Public Records of El Paso County, Texas, and covering the following described lands:

BLOCK 1, PUBLIC SCHOOL LAND SURVEY

All of Sections 1, 2, 3, 10, 11, 12, 13, 14 and 24

2)

Oil and Gas Lease dated December 1, 2012, by and between the State of Texas, acting by and through its agent, Cerro Alto, Ltd., a Texas limited partnership, as Lessor and Clay Johnson, a single man, as Lessee, being recorded in Document No. 00000137473 of the Official Public Records of Hudspeth County, Texas and covering the following described lands:

BLOCK 2, PUBLIC SCHOOL LAND SURVEY

All of Sections 2, 3, 4, 5, 6, 7, 9 and 11

3)

Oil and Gas lease dated December 1, 2012, by and between the State of Texas, acting by and through its agent, Cerro Alto, Ltd., a Texas limited partnership, as Lessor and Clay Johnson, a single man, as Lessee, being recorded in Document No. 00000137472 of the Official Public Records of Hudspeth County, Texas and covering the following described lands:

BLOCK 4, PUBLIC SCHOOL LAND SURVEY

All of Sections 7, 8, 13, 14 and 15; 635.782 acres out of Section 17, being that portion lying North of Hwy. 62; 251.96 acres out of Section 19, being that portion lying North and West of Hwy. 62; 53.19 acres out of Section 20, being that portion lying North and East of Hwy. 62; and 333.46 acres out of Section 21, being that portion lying North and East of Hwy. 62

4)

Oil and Gas Lease dated December 1, 2012, by and between the State of Texas, acting by and through its agent, Cerro Alto, Ltd., as Texas limited partnership, as Lessor and Clay Johnson, a single man, as Lessee, being recorded in Document No. 00000137471 of the Official Public Records of Hudspeth County, Texas and covering the following described lands:

BLOCK 4, PUBLIC SCHOOL LAND SURVEY

All of Sections 1, 2, 3, 4, 5, 6, 9, 10, 11 and 12, less a 653.00 acre tract of land being the description of a portion of the Russell Menzies Survey (Scrap File No. 15240), portion of Sections 1 and 12, Block 4, PSL Survey, Hudspeth County, Texas, and being more particularly described by metes and bounds in that certain General Warranty Deed dated September 9, 2004 from John and Estela Turner Family Limited Partnership to Jobe Concrete Products, Inc., recorded in Volume 251, Page 419, Deed Records, Hudspeth County, Texas.

5)

Oil and Gas Lease dated December 1, 2012, by and between the State of Texas, acting by and through its agent, Cerro Alto, Ltd., a Texas limited partnership, as Lessor and Clay Johnson, a single man, as Lessee, being recorded in Document No. 00000137470 of the Official Public Records of Hudspeth County, Texas and covering the following described lands:

BLOCK 3, PUBLIC SCHOOL LAND SURVEY

All of Section 13, 16, 17, 18, 20, 21, 22, 23, and 24, less a 404.49 acre tract of land being the description of a portion of the Russell Menzies Survey (Scrap File No. 15240), portion of Sections 13 and 24, Block 3, PSL Survey, Hudspeth County, Texas, and being more particularly described by metes and bounds in that certain General Warranty Deed dated September 9, 2004 from John and Estela Turner Family Limited Partnership to Jobe Concrete Products, Inc., recorded in Volume 251, Page 419, Deed Records, Hudspeth County, Texas.

The East Half of Section 19

BLOCK 3, PUBLIC SCHOOL LAND SURVEY

All of Sections 2, 3, 4, 9, 10, 11, 12, 14 and 15

6)

Oil and Gas Lease dated December 1, 2012, by and between the State of Texas, acting by and through its agent, Cerro Alto, Ltd., a Texas limited partnership, as Lessor and Clay Johnson, a single man, as Lessee, being recorded in Document No. 00000137468 of the Official Public Records of Hudspeth County, Texas and covering the following described lands:

BLOCK 2, PUBLIC SCHOOL LAND SURVEY

All of Sections 15, 16, 17, 18, 19, 21, 22, 23 and 24

Exhibit B

A.A.P.L. FORM 610 - 1989

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

June 4, 2014

OPERATOR Hudspeth Oil Corporation

CONTRACT AREA Oil and Gas Leases in Hudspeth County, Texas, further described on Exhibit A

COUNTY OR PARISH OF Hudspeth , STATE OF Texas

COPYRIGHT 1989 - ALL RIGHTS RESERVED AMERICAN ASSOCIATION OF PETROLEUM LANDMEN, 4100 FOSSIL CREEK BLVD. FORT WORTH, TEXAS, 76137, APPROVED FORM. A.A.P.L. NO. 610 - 1989

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

TABLE OF CONTENTS

Article	Title	Page

I. DEFINITIONS	1
II. EXHIBITS	2
III. INTERESTS OF PARTIES	3
A. Oil and Gas Interests:	3
B. Interests of Parties in Costs and Production:	3
C. Subsequently Created Interests:	3
IV. TITLES	3
A. Title Examination	3
B. Loss or Failure of Title	4
1. Failure of Title	4
2. Loss by Non-Payment or Erroneous Payment of Amount Due	4
3. Other Losses	4
4. Curing Title	4
V. OPERATOR	5
A. Designation and Responsibilities of Operator	5
B. Resignation or Removal of Operator and Selection of Successor	5
1. Resignation or Removal of Operator	5
2. Selection of Successor Operator	5
C. Employees and Contractors	5
D. Rights and Duties of Operator	5
1. Competitive Rates and Use of Affiliates	5
2. Discharge of Joint Account Obligations	5
3. Protection from Liens	5
4. Custody of Funds	6
5. Access to Contract Area and Records	6
6. Filing and Furnishing Governmental Reports	6
7. Drilling and Testing Operations	6
8. Cost Estimates	6
9. Insurance	6
VI. DRILLING AND DEVELOPMENT	6
A. Initial Well	6
B. Subsequent Operations	7
1. Proposed Operations	7
2. Operations by Less Than All Parties	8
3. Stand-By Costs	10
4. Deepening	10
5. Sidetracking	10
6. Order of Preference of Operations	10
7. Conformity to Spacing Pattern	11
8. Paying Wells	11
C. Completion of Wells; Reworking and Plugging Back	11
1. Completion	11
2. Rework, Recomplete or Plug Back	11
D. Other Operations	11
E. Abandonment of Wells	12
1. Abandonment of Dry Holes	12
2. Abandonment of Wells That Have Produced	12
3. Abandonment of Non-Consent Operations	12
F. Termination of Operations	12
G. Taking Production in Kind	12
VII. EXPENDITURES AND LIABILITY OF PARTIES	13
A. Liability of Parties	13
B. Liens and Security Interests	14
C. Advances	14
D. Defaults and Remedies	15
1. Suspension of Rights	15
2. Suit for Damages	15
3. Deemed Non-Consent	15
4. Advance Payment	15
5. Costs and Attorneys’ Fees	15
E. Rentals, Shut-in Well Payments and Minimum Royalties	15
F. Taxes	15
VIII.ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST	16
A. Surrender of Leases	16
B. Renewal or Extension of Leases	16
C. Acreage or Cash Contributions	16
D. Assignment; Maintenance of Uniform Interest	17

-i-

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

IX.	INTERNALREVENUE CODE ELECTION	17
X.	CLAIMSAND LAWSUITS	17
XI.	FORCEMAJEURE	18
XII.	NOTICES	18
XIII.	TERMOF AGREEMENT	18
XIV.	COMPLIANCEWITH LAWS AND REGULATIONS	18
	A. Laws, Regulations and Orders	18
	B. Governing Law	18
	C. Regulatory Agencies	19
XV.	MISCELLANEOUS	19
	A. Execution	19
	B. Successors and Assigns	19
	C. Counterparts	19
	D. Severability	19
XVI.	OTHERPROVISIONS	19

-ii-

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between Hudspeth Oil Corporation hereinafter designated and referred to as “Operator,” and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as “Non-Operator,” and collectively as “Non-Operators.”

WITNESSETH:

WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit “A,” and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.

DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term “AFE” shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder. /An AFE for a Horizontal or Multi-lateral Well shall clearly stipulate that the well being proposed is a Horizontal or Multi-lateral Well and shall include all Completion operations for the proposed Horizontal or Multi-lateral Well.

B. The term “Completion” or “Complete” shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation. / When used in connection with a Horizontal or Multi-lateral Well, the term “Completion or “Complete” shall mean a series of operations within the Lateral(s) intended to complete a well as a producer of Oil and Gas, including, but not limited to, the setting of production casing, perforating, hydraulic fracturing, well stimulation and production testing.

C. The term “Contract Area” shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit “A.”

D. The term “Deepen” shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser. / When used in connection with a Multi-lateral or Horizontal Well, the term “Deepen” shall mean an operation, whereby a Lateral is drilled to a horizontal distance greater than the distance set out in the well proposal approved by the Consenting Parties, or to a horizontal distance greater than the horizontal distance to which the lateral was previously drilled.

E. The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

F. The term “Drilling Unit’ shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

G. The term “Drillsite” shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located. / The term “Drillsite” when used in connection with a Horizontal or Multi-lateral Well shall mean the surface location and the Oil and Gas Leases or Oil and Gas Interests within the spacing unit on which the wellbores, including all Laterals, are located.

H. The term “Initial Well” shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.

I. The term “Non-Consent Well” shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.

J. The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

K. The term “Oil and Gas” shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

L. The term “Oil and Gas Interests” or “Interests” shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

M. The terms “Oil and Gas Lease,” “Lease” and “Leasehold” shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

N. The term “Plug Back” shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. / When used in connection with a horizontal or Multi-lateral Well, the term “Plug Back” shall mean an operation to test or Complete the well at a stratigraphically shallower geological horizon in which the operation has been or is being Completed and which is not within an existing Lateral. Any operation to reduce the length of any Lateral shall not be considered a Plug-back.

O. The term “Recompletion” or “Recomplete” shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore. / The term “Recompletion” or “Recomplete” when used in connection with a Horizontal or a Multi-Lateral well shall mean Completion operations within an existing Lateral that are conducted after the original Completion operations in the Horizontal or a Multi-lateral Well are conducted.

P. The term “Rework” shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

Q. The term “Sidetrack” shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or drill around junk in the hole or to overcome other mechanical difficulties. When used in connection with a Horizontal or Multi-lateral Well, the term “Sidetrack” shall mean the directional control and intentional deviation of a well outside the existing Lateral(s) so as to change the Zone or the radial direction of a Lateral as originally proposed. Drilling operations which are intended recover penetration or the target interval which are conducted in a Horizontal or Multi-lateral well shall be considered as included in the original proposed drifting operations.

R. The term “Zone” shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

S. The term “Lateral” shall mean that portion of a wellbore that deviates from approximate vertical orientation to approximate horizontal orientation and all wellbore beyond such deviation to Total Measured Depth.

T. The term “Horizontal Well” shall mean a well containing a single Lateral which is drilled, Completed, or Recompleted in a manner in which the horizontal component of the completion interval (1) extends at least one hundred (100’) feet in the objective formation and (2) exceeds the vertical component of the completion interval in the objective formation.

U. The term “Multi-lateral Well” shall mean a well which contains more than one Lateral which is drilled, Completed or Recompleted in a manner in which the horizontal component of the completion interval of each Lateral (1) extends at least one hundred (100’) feet in the objective formation(s) and (2) exceeds the vertical component of the completion interval in the objective formation(s).

V. The term “Total Measured Depth” when used in connection with a Multi-lateral or Horizontal Well, shall mean the distance from the surface of the ground to the terminus of the wellbore, as measured along the wellbore. Each Lateral taken together with the common vertical wellbore shall be considered a single wellbore and shall have a corresponding Total Measured Depth. Notwithstanding the foregoing, in the case of a Multi-Lateral Well, if the production from each Lateral is to be commingled in the common vertical wellbore then the Laterals and vertical wellbore shall be considered collectively as one wellbore. When the proposed operation(s) is the drilling of, or operation on a Horizontal or Multi-Lateral Well, the terms “depth” or “total depth” wherever used in the Agreement shall be deemed to read “Total Measured Depth” insofar as it applies to such well.

W. The term “Vertical Well” shall mean a well drilled, Completed or Recompleted other than a horizontal or Multi- lateral Well.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the word “person” includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

ARTICLE II.

EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

A.	Exhibit “A: shall include the following information:

(1)	Description of lands subject to this agreement,

~~(2)~~	~~Restrictions, if any, as to depths, formations, or substances,~~

~~(3)~~	~~Parties to agreement with addresses and telephone numbers for notice purposes,~~

~~(4)~~	~~Percentages or fractional interests of parties to this agreement,~~

~~(5)~~	~~Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement,~~

~~(6)~~	~~Burdens on production,~~

~~B.~~	~~Exhibit “B,” Form of Lease.~~

C.	Exhibit “C,” Accounting Procedure.

~~D.~~	~~Exhibit “D,” Insurance.~~

E.	Exhibit “E,” Gas Balancing Agreement.

F.	Exhibit “F,” Non-Discrimination and Certification of Non-Segregated Facilities.

G.	Exhibit “G,” Tax Partnership.

H.	Other: Not applicable.

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

If any provision of any exhibit, except Exhibits “E,” “F” and “G,” is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III.

INTERESTS OF PARTIES

A. Oil and Gas Interests:

If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of Oil and Gas Lease attached hereto as Exhibit “B,” and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.

B. Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A.” In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area ~~up to, but not in excess of,~~ and shall indemnify, defend and hold the other parties free from any liability therefor. Except as otherwise expressly provided in this agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which such party has contributed to this agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.

No party shall ever be responsible, on a price basis higher than the price received by such party, to any other party’s lessor or royalty owner, and if such other party’s lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected Lease shall bear the additional royalty burden attributable to such higher price.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties’ undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.

C. Subsequently Created Interests:

If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a “Subsequently Created Interest.” Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interests, or other burden payable out of production created prior to the date of this agreement, and such burden is not shown on Exhibit “A,” such burden also shall be deemed a Subsequently Created Interest to the extent such burden causes the burdens on such party’s Lease or Interest to exceed the amount stipulated in Article III.B. above.

The party whose interest is burdened with the Subsequently Created Interest (the “Burdened Party”) shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV.

TITLES

A. Title Examination:

~~Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs insured by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit “C” shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A”. Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.~~

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit “C.”

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

~~No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (3) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in such well.~~

B. Loss or Failure of Title:

1. Failure of Title: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit “A,” the party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to such party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,

(a) The party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to such party) shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;

(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit “A” shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;

(c) If the proportionate interest of the other parties hereto in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the party who bore the costs incurred in connection with such well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well attributable to such failed Lease or Interest;

(d) Should any person not a party to this agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;

(e) Any liability to account to a person not a party to this agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each party (including a predecessor to a current party) who received production for which such accounting is required based on the amount of such production received, and each such party shall severally indemnify, defend and hold harmless all other parties hereto for any such liability to account;

(f) No charge shall be made to the joint account for legal expenses, fees or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if die party contributing such Lease or Interest hereto elects to defend its title it shall bear all expenses in connection therewith; and

(g) If any party is given credit on Exhibit “A” to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production therefrom, such party’s absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to such remaining Contract Area unless that absence of interest is reflected on Exhibit “A.”

2. Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties reflected on Exhibit “A” shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of such Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:

(a) Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;

(b) Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of such Lease or Interest termination is credited to other parties, the proceeds of said portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit “A”; and,

(c) Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a party to this agreement.

3. Other Losses: All losses of Leases or Interests committed to this agreement, other than those set forth in Articles IV.B.I. and IV.B.2. above, shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit “A.” This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

4. Curing Title: In the event of a Failure of Title under Article 1V.B.I. or a loss of title under Article IV.B.2. above, any Lease or Interest acquired by any party hereto (other than the party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to such acquisition.

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

ARTICLE V.

OPERATOR

A. Designation and Responsibilities of Operator:

Hudspeth Oil Corporation shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B. Resignation or Removal of Operator and Selection of Successor:

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership ~~as shown on Exhibit “A”~~ remaining after excluding the voting interest of Operator, such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, “good cause” shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

Subject to Article VII.D.1., such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of ~~two (2) or more parties owning~~ a majority interest based on ownership ~~as shown on Exhibit “A,”~~ provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest ~~based on ownership as shown on Exhibit “A”~~ remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator’s records and data shall be charged to the joint account.

3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A.” In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit “A.”

C. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D. Rights and Duties of Operator:

1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C.” Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

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4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator’s sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator’s books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator’s conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, nix tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator’s records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit “C.”

6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

Any information furnished to or obtained by a Non-Operator pursuant to Articles V.D.5, V.D.6 and V.D.7 shall be maintained as confidential by the Non-operator and shall not be disclosed by the Non-Operator without the written consent of Operator. Notwithstanding anything in this Agreement to the contrary, the rights of a Non-Operator as set forth in Articles V.D.5., V.D.6. and V.D.7 shall only apply in favor of those Non-Operator parties who are Consenting Parties with respect to a proposed operation, until such time as the Consenting Parties are no longer entitled to the Non-Consenting Party’s share of production, or the proceeds therefrom attributable to the proposed operation in which the non-Consenting Parties did not participate.

8. Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9. Insurance: At all times while operations are conducted hereunder. Operator shall comply with the workers compensation law of the state where the operations are being conducted, provided, however, that Operator may be a self- insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C.” Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D” attached hereto and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit “D,” or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operators automotive equipment.

ARTICLE VI.

DRILLING AND DEVELOPMENT

A. Initial Well:

On or before the 31 day of March , 2015 , Operator shall commence the drilling of the Initial Well at the following location

To be determined by Operator in its absolute discretion.

and shall thereafter continue the drilling of the well with due diligence to at a minimum to the Wolfcamp Formation.

The drilling of the Initial Well and the participation therein by all parties is obligatory, subject to Article VI.C.1. as to participation in Completion operations and Article VI.F. as to termination of operations and Article XI as to occurrence of force majeure.

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B. Subsequent Operations:

1. Proposed Operations: If any party hereto should desire to drill any well on the Contract Area other than the Initial Well, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty- eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of- way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made. Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI B.5. in the event of a Sidetracking operation.

2. Operations by Less Than All Parties:

(a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B.1. or VI.C.1. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement.

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party’s interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing such party’s interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties’ interests together with all or a portion of its proportionate part of any Non-Consenting Parties’ interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal. Failure to advise the proposing party within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, the proposing party shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.

(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Articles VI.B.6. and VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non- Consenting Party’s interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking,

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Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of such Non- Consenting Party’s interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

(i) 200% of each such Non-Consenting Party’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party’s share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Party’s relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party’s share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(ii) 400% of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non- Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non- Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party’s interest.

(c) Reworking, Recompleting or Plugging Back. An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 400% of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

(d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well’s working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well. Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit “C” attached hereto.

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3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party’s notice proposing a Reworking, Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well (including the period required under Article VI.B.6 to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties.

4. Deepening: If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. (“Initial Objective”). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non- Consenting Parties). Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses.

(a) If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non- onsenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting arty’s share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties’ proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit “C.” If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non- Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening

The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.

This Article VI.B.4. shall not apply to Deepening operations within an existing lateral of a Horizontal or Multi-lateral Well.

5. Sidetracking. Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

(b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party’s proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party’s proportionate share of the cost of the well’s salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit “C.”

This Article VI.B.5. “Sidetracking” shall not apply to operations in an existing Lateral of a Horizontal or Multi-lateral Well. Drilling operations which are intended to recover penetration of the objective formation(s) which are conducted in a Horizontal or Multi-lateral Well shall be considered as included in the original proposed drilling operations.

6. Order of Preference of Operations. Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party’s alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the

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initial proposal shall prevail. Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal.

7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern, or an approved exception, for such Zone.

8. Paying Wells. No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

C. Completion of Wells: Reworking and Plugging Back:

1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:

☒

Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities. / For any Horizontal or Multi-lateral Well subject to this Agreement. Completion operations shall be included in the proposed drilling operations for such well.

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Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking and testing of ~~the well~~ a Vertical Well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator’s AFE for Completion costs if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator’s proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditth ures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt, provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provision of Article VI.B.2. hereof (the phrase “Reworking, Sidetracking, Deepening, Recompleting or Plugging Back” as contained in Article VI.B.2 shall be deemed to include “Completing”) shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VI.B.2. shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletion have recouped their costs pursuant to Article VI.B.2., provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.

/ Notwithstanding anything herein to, the contrary, Option 1 shall apply to any Horizontal or Multi-lateral Well and Option 2 shall apply to any vertical well.

2. Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B.2. of this agreement. Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

D. Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of                                               Dollars ($                    ) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of                          Dollars ($                    ). Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively be those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least                     % of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

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E. Abandonment of Wells:

1. Abandonment of Dry Holes. Except for any well drilled or Deepened pursuant to Article VI.B.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well’s salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes and Oil and Gas Interest, such party shall execute and deliver to the non- abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit “B.” The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations. The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well as provided in Article VI.B.2.(b).

F. Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well, such operation shall not be terminated without consent of parties bearing         % of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical. Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.

G. Taking Production in Kind:

☐	Option No. 1: Gas Balancing Agreement Attached

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production front the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil not previously delivered to a purchaser. Any purchase or sale by Operator of any other party’s share of Oil shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party’s share of Oil under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase shall be made by Operator without first giving the non-taking party at least ten (10) days written notice of such intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

In the event one or more parties’ separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party’s respective proportion- ate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties hereto, whether such an agreement is attached as Exhibit “E” or is a separate agreement. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

☐	Option No. 2: No Gas Balancing Agreement:

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditures incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser, provided, however, that the effective date of any such revocation may be deferred at Operator’s election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) -day period. Any purchase or sale by Operator of any other party’s share of Oil and/or Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking party’s share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

ARTICLE VII.

EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

B. Liens and Security Interests:

Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party’s leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party’s share of Oil and Gas until the amount owed by such party, plus interest as provided in “Exhibit C,” has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party’s share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics’ or materialmen’s lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C. Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C” until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

D. Defaults and Remedies:

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.

2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit “C” attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit ‘C,” provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non- defaulting patties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party’s anticipated share of any item of expense for winch Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in the Article VII.D. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5. Costs and Attorneys’ Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney’s fee, which the lien provided for herein shall also secure.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F. Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C.”

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit ‘C.’

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of Oil and Gas produced under the terms of this agreement.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit “B.” Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter’s interest in any well’s salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit ‘C,’ less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor’s, lessor’s or surrendering party’s interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement in the form of this agreement.

B. Renewal or Extension of Leases:

If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party.

If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit “A,” but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement in the form of this agreement.

If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C. Acreage or Cash Contributions:

While this agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside Contract Area.

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

If any party contracts for any consideration relating to disposition of such party’s share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D. Assignment; Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either

1. the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or

2. an equal undivided percent of the party’s present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party’s interest within the scope of the operations embraced in this agreement; however, all such co- owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

F. Preferential Right to Purchase:

☐ (Optional; Check if applicable.)

Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock.

ARTICLE IX.

INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit “G” or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.

CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed One-Hundred-Thousand Dollars ($ 100,000 ) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

ARTICLE XI.

FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.

The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII.

NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit “A.” All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. “Receipt” for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII.

TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below, provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.

☒

Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

☐

Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of              days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re- completing, Plugging Back or Reworking operations are commenced within                                          days from the date of abandonment of said well. “Abandonment” for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator’s interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.

COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, non- performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the slate in which the Contract Area is located. If the Contract Area is in two or more states, the law of the stale of Texas shall govern.

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

C. Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator’s share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.

MISCELLANEOUS

A. Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit “A” as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit “A” as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.

B. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

ARTICLE XVI.

OTHER PROVISIONS

A. Conflict of Terms.

Notwithstanding anything in this Agreement to the control, in the event of any conflict between the provisions of Article I through Article XV of this Agreement and the provisions of this Article XVI, the provisions of this Article XVI shall control.

B. Priority of Operations — Horizontal Wells.

Notwithstanding Article VI.B.6 or anything else in this Agreement to the contrary, it is agreed that where a Horizontal or Multi-lateral Well subject to this Agreement has been drilled to the objective formation and the Consenting Parties cannot agree upon the sequence and timing of further operations regarding such Horizontal or Multi-lateral Well, the following elections shall control in the order of priority enumerated hereafter:

1. An election to do additional logging, coring, or testing;

2. An election to attempt to Complete all proposed Laterals;

3. An election to Deepen a Lateral;

4. An election to Sidetrack and drill an additional Lateral in the same formation;

5. An election to Sidetrack and drill an additional Lateral in a different formation:

6. An election to Plug Back the well to a formation or Zone above the formation in a which a Lateral was drilled: if there is more than one proposal to Plug Back, the proposal to Plug Back to the next deepest prospective Zone or formation shall have priority over a proposal to plug back to a shallower prospective Zone or formation; and

7. An election to plug and abandon said help as provided for in Article VI.F.

It is provided however, that if, at the time the Consenting Parties are considering any of the above elections, the hole is in such a condition that a reasonably prudent Operator would not conduct the operations contemplated by the particular involved for fear of placing the hole in jeopardy or losing the hole prior to Completing the Horizontal or Muti-lateral Well in the objective formation, such election shall be eliminated from priorities hereinabove set forth.

C. Relinquishment For Non-Consent Horizontal Drilling.

In the event any party to this Agreement elects not to participate in a Horizontal or Multi-lateral Well which is proposed pursuant to Article VI.B, the non-Consenting Parties shall, on commencement of operations for the Horizontal or Multi-lateral Well, relinquish to the Consenting Parties one hundred percent (100%) of the Non-Consenting Party’s right, title, and interest in and to that portion of the Contract Area included within the Drilling Unit for the Horizontal or Multi-lateral Well and one hundred percent (100%) of the Non-Consenting Party’s right, title, and interest in and to that portion of the Contract Area included within two adjacent Drilling Units to be selected by the Consenting Parties within thirty (30) days (inclusive of Saturdays, Sunday and legal holidays) from rig release of the Horizontal or Multi-lateral Well.

D. Replacement of Overtime with Affiliate

Operator may assign its rights, obligations, and function as Operator to an affiliate or related person or entity without the consent of Non-Operators, provided that such transfer: (a) fully complies with all applicable laws and regulations; and b) as subject to the Participation Agreement and this JOA.

E. Conflicts.

To the extent there is a conflict beta ern this JOA and the Participation Agreement, the terms of the Participation Agreement control.

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

IN WITNESS WHEREOF, this agreement shall be effective as of the                  day of                                  ,                                                      .

                        , who has prepared and circulated this form for execution, represents and warrants that the form was printed from and, with the exception(s) listed below, is identical to the AAPL Form 610-1989 Model Form Operating Agreement, as published in computerized form by Forms On-A-Disk, Inc. No changes, alterations, or modifications, other than those made by strikethrough and/or insertion and that are clearly recognizable as changes in Articles                                     , have been made to the form.

ATTEST OR WITNESS:	OPERATOR

By

Type or print name

Title
Date
Tax ID or S.S. No.

NON-OPERATORS

By

Type or print name

Title
Date
Tax ID or S.S. No.

By

Type or print name

Title
Date
Tax ID or S.S. No.

By

Type or print name

Title
Date
Tax ID or S.S. No.

A.A.P.L. FORM 610 - MODEL FORM OPERATION AGREEMENT - 1989

ACKNOWLEDGMENTS

Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts. The validity and effect of these forms in any state will depend upon the statutes of that state.

Individual acknowledgment:

State of	)

) ss.

County of	)

This instrument was acknowledged before me on

                                                                               by

(Seal, if any)

Title (and Rank)

My commission expires:

Acknowledgment in representative capacity:

State of	)

) ss.

County of	)

This instrument was acknowledged before me on

                                                                               by                                                                                                                                                                                                                      as

                         of

(Seal, if any)

Title (and Rank)

My commission expires:

Exhibit A

University Lands

Hudspeth County, Texas

Tract	UL Lease Number	Recording Information	Block	Section	Effective Date	Acreage
1	115099	138149	A	1	April 10, 2013	686.7
2	115100	138150	A	2	April 10, 2013	686.7
3	115101	138151	A	3	April 10, 2013	686.7
4	115102	138152	A	4	April 10, 2013	686.7
5	115103	138153	A	5	April 10, 2013	686.7
6	115104	138154	A	6	April 10, 2013	686.7
7	115105	138155	A	7	April 10, 2013	686.7
8	115106	138156	A	8	April 10, 2013	686.7
9	115107	138157	A	9	April 10, 2013	686.7
10	115108	138158	A	10	April 10, 2013	686.7
11	115109	138159	A	11	April 10, 2013	686.7
12	115110	138160	A	12	April 10, 2013	686.7
13	115111	138161	A	13	April 10, 2013	686.7
14	115112	138162	A	14	April 10, 2013	686.7
15	115113	138163	A	15	April 10, 2013	686.7
16	115114	138164	A	16	April 10, 2013	686.7
17	115115	138165	A	17	April 10, 2013	686.7
18	115116	138166	A	18	April 10, 2013	686.7
19	115117	138167	A	19	April 10, 2013	686.7
20	115118	138168	A	20	April 10, 2013	686.7
21	115119	138169	A	21	April 10, 2013	686.7
22	115120	138170	A	22	April 10, 2013	686.7
23	115121	138171	A	23	April 10, 2013	686.7
24	115122	138172	A	24	April 10, 2013	686.7
25	115123	138173	A	25	April 10, 2013	686.7
26	115124	138174	A	26	April 10, 2013	686.7
27	115125	138204	A	27	April 10, 2013	686.7
28	115126	138146	A	28	April 10, 2013	686.7
29	115127	138175	A	29	April 10, 2013	686.7
30	115128	138176	A	30	April 10, 2013	686.7
31	115129	138177	A	31	April 10, 2013	686.7
32	115130	138178	A	32	April 10, 2013	686.7
33	115131	138179	A	33	April 10, 2013	686.7
34	115132	138180	A	34	April 10, 2013	686.7
35	115133	138181	A	35	April 10, 2013	686.7
36	115134	138182	A	36	April 10, 2013	686.7
37	115135	138147	A	37	April 10, 2013	686.7

Tract	UL Lease Number	Recording Information	Block	Section	Effective Date	Acreage
38	115136	138183	A	38	April 10, 2013	686.7
39	115137	138184	A	39	April 10, 2013	686.7
40	115138	138185	A	40	April 10, 2013	686.7
41	115139	138186	A	41	April 10, 2013	686.7
42	115140	138187	A	42	April 10, 2013	686.7
43	115141	138188	A	43	April 10, 2013	686.7
44	115142	138189	A	44	April 10, 2013	686.7
45	115143	138190	A	45	April 10, 2013	686.7
46	115144	138191	A	46	April 10, 2013	686.7
47	115145	138192	A	47	April 10, 2013	686.7
48	115146	138193	A	48	April 10, 2013	686.7
49	115147	138194	B	1	April 10, 2013	686.7
50	115148	138195	B	2	April 10, 2013	686.7
51	115149	138196	B	3	April 10, 2013	686.7
52	115150	138197	B	4	April 10, 2013	686.7
53	115151	138198	B	5	April 10, 2013	686.7
54	115152	138199	B	6	April 10, 2013	686.7
55	115153	138200	B	7	April 10, 2013	686.7
56	115154	138201	B	8	April 10, 2013	686.7
57	115155	138202	B	9	April 10, 2013	686.7
58	115156	138203	B	10	April 10, 2013	686.7
59	115157	138205	B	11	April 10, 2013	686.7
60	115158	138206	B	12	April 10, 2013	686.7
61	115159	138207	B	13	April 10, 2013	686.7
62	115160	138208	B	14	April 10, 2013	686.7
63	115161	138209	B	15	April 10, 2013	686.7
64	115162	138210	B	16	April 10, 2013	686.7
65	115163	138211	B	17	April 10, 2013	686.7
66	115164	138212	B	18	April 10, 2013	686.7
67	115165	138213	B	19	April 10, 2013	686.7
68	115166	138214	B	20	April 10, 2013	686.7
69	115167	138215	B	21	April 10, 2013	686.7
70	115168	138216	B	22	April 10, 2013	686.7
71	115169	138217	B	23	April 10, 2013	686.7
72	115170	138218	B	24	April 10, 2013	686.7
73	11.5171	138219	B	25	April 10, 2013	686.7
74	115172	138148	B	26	April 10, 2013	686.7
75	115173	138220	B	27	April 10, 2013	686.7
76	115174	138221	B	28	April 10, 2013	686.7
77	115175	138222	B	29	April 10, 2013	686.7
78	115176	138223	B	30	April 10, 2013	686.7
79	115177	138224	B	31	April 10, 2013	686.7
80	115178	138225	B	32	April 10, 2013	686.7

Tract	UL Lease Number	Recording Information	Block	Section	Effective Date	Acreage
81	115179	138226	B	33	April 10, 2013	686.7
82	115180	138227	B	34	April 10, 2013	686.7
83	115181	138228	B	35	April 10, 2013	686.7
84	115182	138229	B	36	April 10, 2013	686.7
85	115183	138230	B	37	April 10, 2013	686.7
86	115184	138231	B	38	April 10, 2013	686.7
87	115185	138232	B	39	April 10, 2013	686.7
88	115186	138233	B	40	April 10, 2013	686.7
89	115187	138234	B	41	April 10, 2013	686.7
90	115188	138235	B	42	April 10, 2013	686.7
91	115189	138236	B	43	April 10, 2013	686.7
92	115190	138237	B	44	April 10, 2013	686.7
93	115191	138238	B	45	April 10, 2013	686.7
94	115192	138239	B	46	April 10, 2013	686.7
95	115193	138240	B	47	April 10, 2013	686.7
96	115194	138241	B	48	April 10, 2013	686.7
97	115195	138242	E	1	April 10, 2013	686.7
98	115196	138243	E	2	April 10, 2013	686.7
99	115197	138244	E	3	April 10, 2013	686.7
100	115198	138245	E	4	April 10, 2013	686.7
101	115199	138247	E	5	April 10, 2013	686.7
102	115200	138248	E	6	April 10, 2013	686.7
103	115201	138249	E	7	April 10, 2013	686.7
104	115202	138250	E	8	April 10, 2013	686.7
105	115203	138251	E	9	April 10, 2013	686.7
106	115204	138252	E	10	April 10, 2013	686.7
107	115205	138253	E	11	April 10, 2013	686.7
108	115206	138254	E	12	April 10, 2013	686.7
109	115207	138255	E	13	April 10, 2013	686.7
110	115208	138256	E	14	April 10, 2013	686.7
111	115209	138257	E	15	April 10, 2013	686.7
112	115210	138258	E	16	April 10, 2013	686.7
113	115211	138259	E	17	April 10, 2013	686.7
114	115212	138260	E	18	April 10, 2013	686.7
115	115213	138261	E	19	April 10, 2013	686.7
116	115214	138262	E	20	April 10, 2013	686.7
117	115215	138263	E	21	April 10, 2013	686.7
118	115216	138264	E	22	April 10, 2013	686.7
119	115217	138265	E	23	April 10, 2013	686.7
120	115218	138266	E	24	April 10, 2013	686.7
121	115219	138267	E	25	April 10, 2013	686.7
122	115220	138268	E	26	April 10, 2013	686.7
123	115221	138269	E	27	April 10, 2013	686.7

Tract	UL Lease Number	Recording Information	Block	Section	Effective Date	Acreage
124	115222	138270	E	28	April 10, 2013	686.7
125	115223	138271	E	29	April 10, 2013	686.7
126	115224	138272	E	30	April 10, 2013	686.7
127	115225	138273	E	31	April 10, 2013	686.7
128	115226	138274	E	32	April 10, 2013	686.7
129	115227	138275	E	33	April 10, 2013	686.7
130	115228	138276	E	34	April 10, 2013	686.7
131	115229	138277	E	35	April 10, 2013	686.7
132	115230	138278	E	36	April 10, 2013	686.7
133	115231	138279	E	37	April 10, 2013	686.7
134	115232	138280	E	38	April 10, 2013	686.7
135	115233	138281	E	39	April 10, 2013	686.7
136	115234	138282	E	40	April 10, 2013	686.7
137	115235	138283	E	41	April 10, 2013	686.7
138	115236	138284	E	42	April 10, 2013	686.7
139	115237	138285	E	43	April 10, 2013	686.7
140	115238	138286	E	44	April 10, 2013	686.7
141	115239	138287	E	45	April 10, 2013	686.7
142	115240	138288	E	46	April 10, 2013	686.7
143	115241	138289	E	47	April 10, 2013	686.7
144	115242	138290	E	48	April 10, 2013	686.7
145	115243	138291	F	1	April 10, 2013	686.7
146	115244	138292	F	2	April 10, 2013	686.7
147	115245	138293	F	3	April 10, 2013	686.7
148	115246	138294	F	4	April 10, 2013	686.7
149	115247	138295	F	5	April 10, 2013	686.7
150	115248	138296	F	6	April 10, 2013	686.7
151	115249	138297	F	7	April 10, 2013	686.7
152	115250	138298	F	8	April 10, 2013	686.7
153	115251	138299	F	9	April 10, 2013	686.7
154	115252	138300	F	10	April 10, 2013	686.7
155	115253	138301	F	11	April 10, 2013	686.7
156	115254	138302	F	12	April 10, 2013	686.7
157	115255	138303	F	13	April 10, 2013	686.7
158	115256	138304	F	14	April 10, 2013	686.7
159	115257	138305	F	15	April 10, 2013	686.7
160	115258	138306	F	16	April 10, 2013	686.7
161	115259	138307	F	17	April 10, 2013	686.7
162	115260	138308	F	18	April 10, 2013	686.7
163	115261	138309	F	19	April 10, 2013	686.7
164	115262	138310	F	20	April 10, 2013	686.7
165	115263	138311	F	21	April 10, 2013	686.7
166	115264	138312	F	22	April 10, 2013	686.7

Tract	UL Lease Number	Recording Information	Block	Section	Effective Date	Acreage
167	115265	138313	F	23	April 10, 2013	686.7
168	115266	138314	F	24	April 10, 2013	686.7
169	115267	138315	F	25	April 10, 2013	686.7
170	115268	138316	F	26	April 10, 2013	686.7
171	115269	138317	F	27	April 10, 2013	686.7
172	115270	138318	F	28	April 10, 2013	686.7
173	115271	138319	F	29	April 10, 2013	686.7
174	115272	138320	F	30	April 10, 2013	686.7
175	115273	138321	F	31	April 10, 2013	686.7
176	115274	138322	F	32	April 10, 2013	686.7
177	115275	138323	F	33	April 10, 2013	686.7
178	115276	138324	F	34	April 10, 2013	686.7
179	115277	138325	F	35	April 10, 2013	686.7
180	115278	138326	F	36	April 10, 2013	686.7
181	115279	138327	F	37	April 10, 2013	686.7
182	115280	138328	F	38	April 10, 2013	686.7
183	115281	138329	F	39	April 10, 2013	686.7
184	115282	138330	F	40	April 10, 2013	686.7
185	115283	138331	F	41	April 10, 2013	686.7
186	115284	138332	F	42	April 10, 2013	686.7
187	115285	138333	F	43	April 10, 2013	686.7
188	115286	138334	F	44	April 10, 2013	686.7
189	115287	138335	F	45	April 10, 2013	686.7
190	115288	138336	F	46	April 10, 2013	686.7
191	115289	138337	F	47	April 10, 2013	686.7
192	115290	138338	F	48	April 10, 2013	686.7

Cerro Alto Leases

Hudspeth County, Texas

1)

Oil and Gas Lease dated December 1, 2012, by and between the State of Texas, acting by and through its agent, Cerro Alto, Ltd., a Texas limited partnership, as Lessor and Clay Johnson, a single man, as Lessee, being recorded in Document No. 20130007975 of the Official Public Records of El Paso County, Texas, and covering the following described lands:

BLOCK 1, PUBLIC SCHOOL LAND SURVEY

All of Sections 1, 2, 3, 10, 11, 12, 13, 14 and 24

2)

Oil and Gas Lease dated December 1, 2012, by and between the State of Texas, acting by and through its agent, Cerro Alto, Ltd., a Texas limited partnership, as Lessor and Clay Johnson, a single man, as Lessee, being recorded in Document No. 00000137473 of the Official Public Records of Hudspeth County, Texas and covering the following described lands:

BLOCK 2, PUBLIC SCHOOL LAND SURVEY

All of Sections 2, 3, 4, 5, 6, 7, 9 and 11

3)

Oil and Gas lease dated December 1, 2012, by and between the State of Texas, acting by and through its agent, Cerro Alto, Ltd., a Texas limited partnership, as Lessor and Clay Johnson, a single man, as Lessee, being recorded in Document No. 00000137472 of the Official Public Records of Hudspeth County, Texas and covering the following described lands:

BLOCK 4, PUBLIC SCHOOL LAND SURVEY

All of Sections 7, 8, 13, 14 and 15; 635.782 acres out of Section 17, being that portion lying North of Hwy. 62; 251.96 acres out of Section 19, being that portion lying North and West of Hwy. 62; 53.19 acres out of Section 20, being that portion lying North and East of Hwy. 62; and 333.46 acres out of Section 21, being that portion lying North and East of Hwy. 62

4)

Oil and Gas Lease dated December 1, 2012, by and between the State of Texas, acting by and through its agent, Cerro Alto, Ltd., as Texas limited partnership, as Lessor and Clay Johnson, a single man, as Lessee, being recorded in Document No. 00000137471 of the Official Public Records of Hudspeth County, Texas and covering the following described lands:

BLOCK 4, PUBLIC SCHOOL LAND SURVEY

All of Sections 1, 2, 3, 4, 5, 6, 9, 10, 11 and 12, less a 653.00 acre tract of land being the description of a portion of the Russell Menzies Survey (Scrap File No. 15240), portion of Sections 1 and 12, Block 4, PSL Survey, Hudspeth County, Texas, and being more particularly described by metes and bounds in that certain General Warranty Deed dated September 9, 2004 from John and Estela Turner Family Limited Partnership to Jobe Concrete Products, Inc., recorded in Volume 251, Page 419, Deed Records, Hudspeth County, Texas.

5)

Oil and Gas Lease dated December 1, 2012, by and between the State of Texas, acting by and through its agent, Cerro Alto, Ltd., a Texas limited partnership, as Lessor and Clay Johnson, a single man, as Lessee, being recorded in Document No. 00000137470 of the Official Public Records of Hudspeth County, Texas and covering the following described lands:

BLOCK 3, PUBLIC SCHOOL LAND SURVEY

All of Section 13, 16, 17, 18, 20, 21, 22, 23, and 24, less a 404.49 acre tract of land being the description of a portion of the Russell Menzies Survey (Scrap File No. 15240), portion of Sections 13 and 24, Block 3, PSL Survey, Hudspeth County, Texas, and being more particularly described by metes and bounds in that certain General Warranty Deed dated September 9, 2004 from John and Estela Turner Family Limited Partnership to Jobe Concrete Products, Inc., recorded in Volume 251, Page 419, Deed Records, Hudspeth County, Texas. The East Half of Section 19

BLOCK 3, PUBLIC SCHOOL LAND SURVEY

All of Sections 2, 3, 4, 9, 10, 11, 12, 14 and 15

6)

Oil and Gas Lease dated December 1, 2012, by and between the State of Texas, acting by and through its agent, Cerro Alto, Ltd., a Texas limited partnership, as Lessor and Clay Johnson, a single man, as Lessee, being recorded in Document No. 00000137468 of the Official Public Records of Hudspeth County, Texas and covering the following described lands:

BLOCK 2, PUBLIC SCHOOL LAND SURVEY

All of Sections 15, 16, 17, 18, 19, 21, 22, 23 and 24

COPAS 2005 Accounting Procedure Recommended by COPAS

Exhibit “C”

ACCOUNTING PROCEDURE

JOINT OPERATIONS

Attached to and made part of Joint Operation Agreement dated June 4, 2014, with Hudspeth, Oil Corporation as Operator

I. GENERAL PROVISIONS

IF THE PARTIES FAIL TO SELECT EITHER ONE OF COMPETING “ALTERNATIVE” PROVISIONS, OR SELECT ALL THE COMPETING “ALTERNATIVE” PROVISIONS, ALTERNATIVE 1 IN EACH SUCH INSTANCE SHALL BE DEEMED TO HAVE BEEN ADOPTED BY THE PARTIES AS A RESULT OF ANY SUCH OMISSION OR DUPLICATE NOTATION.

IN THE EVENT THAT ANY “OPTIONAL” PROVISION OF THIS ACCOUNTING PROCEDURE IS NOT ADOPTED BY THE PARTIES TO THE AGREEMENT BY A TYPED, PRINTED OR HANDWRITTEN INDICATION, SUCH PROVISION SHALL NOT FORM A PART OF THIS ACCOUNTING PROCEDURE, AND NO INFERENCE SHALL BE MADE CONCERNING THE INTENT OF THE PARTIES IN SUCH EVENT.

1.	DEFINITIONS

All terms used in this Accounting Procedure shall have the following meaning, unless otherwise expressly defined in the Agreement:

“Affiliate” means for a person, another person that controls, is controlled by, or is under common control with that person. In this definition, (a) control means the ownership by one person, directly or indirectly, of more than fifty percent (50%) of the voting securities of a corporation or, for other persons, the equivalent ownership interest (such as partnership interests), and (b) “person” means an individual, corporation, partnership, trust, estate, unincorporated organization, association, or other legal entity.

“Agreement” means the operating agreement, farmout agreement, or other contract between the Parties to which this Accounting Procedure is attached.

“Controllable Material” means Material that, at the time of acquisition or disposition by the Joint Account, as applicable, is so classified in the Material Classification Manual most recently recommended by the Council of Petroleum Accountants Societies (COPAS).

“Equalized Freight” means the procedure of charging transportation cost to the Joint Account based upon the distance from the nearest Railway Receiving Point to the property.

“Excluded Amount” means a specified excluded trucking amount most recently recommended by COPAS.

“Field Office” means a structure, or portion of a structure, whether a temporary or permanent installation, the primary function of which is to directly serve daily operation and maintenance activities of the Joint Property and which serves as a staging area for directly chargeable field personnel.

“First Level Supervision” means those employees whose primary function in Joint Operations is the direct oversight of the Operator’s field employees and/or contract labor directly employed On-site in a field operating capacity. First Level Supervision functions may include, but are not limited to:

•	Responsibility for field employees and contract labor engaged in activities that can include field operations, maintenance, construction, well remedial work, equipment movement and drilling

•	Responsibility for day-to-day direct oversight of rig operations

•	Responsibility for day-to-day direct oversight of construction operations

•	Coordination of job priorities and approval of work procedures

•	Responsibility for optimal resource utilization (equipment, Materials, personnel)

•	Responsibility for meeting production and field operating expense targets

•	Representation of the Parties in local matters involving community, vendors, regulatory agents and landowners, as an incidental part of the supervisor’s operating responsibilities

•	Responsibility for all emergency responses with field staff

•	Responsibility for implementing safety and environmental practices

•	Responsibility for field adherence to company policy

•	Responsibility for employment decisions and performance appraisals for field personnel

•	Oversight of sub-groups for field functions such as electrical, safety, environmental, telecommunications, which may have group or team leaders.

“Joint Account” means the account showing the charges paid and credits received in die conduct of the Joint Operations that are to be shared by the Parties, but does not include proceeds attributable to hydrocarbons and by-products produced under the Agreement.

“Joint Operations” means all operations necessary or proper for the exploration, appraisal, development, production, protection, maintenance, repair, abandonment, and restoration of the Joint Property.

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)

COPAS 2005 Accounting Procedure Recommended by COPAS

“Joint Property” means the real and personal property subject to the Agreement.

“Laws” means any laws, rules, regulations, decrees, and orders of the United States of America or any state thereof and all other governmental bodies, agencies, and other authorities having jurisdiction over or affecting the provisions contained in or the transactions contemplated by the Agreement or the Parties and their operations, whether such laws now exist or are hereafter amended, enacted, promulgated or issued.

“Material” means personal property, equipment, supplies, or consumables acquired or held for use by the Joint Property.

“Non-Operators” means the Parties to the Agreement other than the Operator.

“Offshore Facilities” means platforms, surface and subsea development and production systems, and other support systems such as oil and gas handling facilities, living quarters, offices, shops, cranes, electrical supply equipment and systems, fuel and water storage and piping, heliport, marine docking installations, communication facilities, navigation aids, and other similar facilities necessary in the conduct of offshore operations, all of which are located offshore.

“Off-site” means any location that is not considered On-site as defined in this Accounting Procedure.

“On-site” means on the Joint Property when in direct conduct of Joint Operations. The term “On-site” shall also include that portion of Offshore Facilities, Shore Base Facilities, fabrication yards, and staging areas from winch Joint Operations are conducted, or other facilities that directly control equipment on the Joint Property, regardless of whether such facilities are owned by the Joint Account.

“Operator” means the Party designated pursuant to the Agreement to conduct the Joint Operations.

“Parties” means legal entities signatory to the Agreement or their successors and assigns. Parties shall be referred to individually as “Party.”

“Participating Interest” means the percentage of the costs and risks of conducting an operation under the Agreement that a Party agrees, or is otherwise obligated, to pay and bear.

“Participating Party” means a Party that approves a proposed operation or otherwise agrees, or becomes liable, to pay and bear a share of the costs and risks of conducting an operation under the Agreement.

“Personal Expenses” means reimbursed costs for travel and temporary living expenses.

“Railway Receiving Point” means the railhead nearest the Joint Property for which freight rates are published, even though an actual railhead may not exist.

“Shore Base Facilities” means onshore support facilities that during Joint Operations provide such services to the Joint Property as a receiving and transshipment point for Materials; debarkation point for drilling and production personnel and services; communication, scheduling and dispatching center; and other associated functions serving the Joint Property.

“Supply Store” means a recognized source or common stock point for a given Material item.

“Technical Services” means services providing specific engineering, geoscience, or other professional skills, such as those performed by engineers, geologists, geophysicists, and technicians, required to handle specific operating conditions and problems for the benefit of Joint Operations; provided, however, Technical Services shall not include those functions specifically identified as overhead under the second paragraph of the introduction of Section III (Overhead). Technical Services may be provided by the Operator, Operator’s Affiliate, Non-Operator, Non-Operator Affiliates, and/or third parties.

2.	STATEMENTS AND BILLINGS

The Operator shall bill Non-Operators on or before the last day of the month for their proportionate share of the Joint Account for the preceding month Such bills shall be accompanied by statements that identify the AFE (authority for expenditure), lease or facility, and all charges and credits summarized by appropriate categories of investment and expense. Controllable Material shall be separately identified and fully described in detail, or at the Operator’s option, Controllable Material may be summarized by major Material classifications. Intangible drilling costs, audit adjustments, and unusual charges and credits shall be separately and clearly identified.

The Operator may make available to Non-Operators any statements and bills required under Section I.2 and/or Section I.3.A (Advances and Payments by the Parties) via email, electronic data interchange, internet websites or other equivalent electronic media in lieu of paper copies. The Operator shall provide the Non-Operators instructions and any necessary information to access and receive the statements and bills within the timeframes specified herein. A statement or billing shall be deemed as delivered twenty-four (24) hours (exclusive of weekends and holidays) after the Operator notifies the Non-Operator that the statement or billing is available on the website and/or sent via email or electronic data interchange transmission. Each Non-Operator individually shall elect to receive statements and billings electronically, if available from the Operator, or request paper copies. Such election may be changed upon thirty (30) days prior written notice to the Operator.

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)

COPAS 2005 Accounting Procedure Recommended by COPAS

3.	ADVANCES AND PAYMENTS BY THE PARTIES

A.

Unless otherwise provided for in the Agreement, the Operator may require the Non-Operators to advance their share of the estimated cash outlay for the succeeding month’s operations within fifteen (15) days after receipt of the advance request or by the first day of the month for which the advance is required, whichever is later. The Operator shall adjust each monthly billing to reflect advances received from the Non-Operators for such month. If a refund is due, the Operator shall apply the amount to be refunded to the subsequent month’s billing or advance, unless the Non-Operator sends the Operator a written request for a cash refund. The Operator shall remit the refund to the Non-Operator within fifteen (15) days of receipt of such written request.

B.

Except as provided below, each Party shall pay its proportionate share of all bills in full within fifteen (15) days of receipt date. If payment is not made within such time, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Wall Street Journal, on the first day of each month the payment is delinquent, plus three percent (3%), per annum, or the maximum contract rate permitted by the applicable usury Laws governing the Joint Property, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts. If the Wall Street Journal ceases to be published or discontinues publishing a prime rate, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Federal Reserve plus three percent (3%), per annum. Interest shall begin accruing on the first day of the month in which the payment was due. Payment shall not be reduced or delayed as a result of inquiries or anticipated credits unless the Operator has agreed. Notwithstanding the foregoing, the Non-Operator may reduce payment, provided it furnishes documentation and explanation to the Operator at the time payment is made, to the extent such reduction is caused by:

(1)	being billed at an incorrect working interest or Participating Interest that is higher than such Non-Operator’s actual working interest or Participating Interest, as applicable, or

(2)	being billed for a project or AFE requiring approval of the Parties under the Agreement that the Non-Operator has not approved or is not otherwise obligated to pay under the Agreement; or

(3)

being billed for a property in which the Non-Operator no longer owns a working interest, provided the Non-Operator has furnished the Operator a copy of the recorded assignment or letter in-lieu. Notwithstanding the foregoing, the Non-Operator shall remain responsible for paying bills attributable to the interest it sold or transferred for any bills rendered during the thirty (30) day period following the Operator’s receipt of such written notice; or

(4)	charges outside the adjustment period, as provided in Section I.4 (Adjustments).

4.	ADJUSTMENTS

A.

Payment of any such bills shall not prejudice the right of any Party to protest or question the correctness thereof; however, all bills and statements, including payout statements, rendered during any calendar year shall conclusively be presumed to be true and correct, with respect only to expenditures, after twenty-four (24) months following the end of any such calendar year, unless within said period a Party takes specific detailed written exception thereto making a claim for adjustment. The Operator shall provide a response to all smitten exceptions, whether or not contained in an audit report, within the time periods prescribed in Section I.5 (Expenditure Audits).

B.

All adjustments initiated by the Operator, except those described in items (1) through (4) of this Section I.4.B, are limited to the twenty-four (24) month period following the end of the calendar year in which the original charge appeared or should have appeared on the Operator’s Joint Account statement or payout statement. Adjustments that may be made beyond the twenty-four (24) month period are limited to adjustments resulting from the following:

(1)	a physical inventory of Controllable Material as provided for in Section V (Inventories of Controllable Material), or

(2)	an offsetting entry (whether in whole or in part) that is the direct result of a specific joint interest audit exception granted by the Operator relating to another property, or

(3)	a government/regulatory audit, or

(4)	a working interest ownership or Participating Interest adjustment.

5.	EXPENDITURE AUDITS

A.

A Non-Operator, upon written notice to the Operator and all other Non-Operators, shall have the right to audit the Operator’s accounts and records relating to the Joint Account within the twenty-four (24) month period following the end of such calendar year in which such bill was rendered; however, conducting an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Section I.4 (Adjustments). Any Party that is subject to payout accounting under the Agreement shall have the right to audit the accounts and records of the Party responsible for preparing the payout statements, or of the Party furnishing information to the Party responsible for preparing payout statements. Audits of payout accounts may include the volumes of hydrocarbons produced and saved and proceeds received for such hydrocarbons as they pertain to payout accounting required under the Agreement. Unless otherwise provided in the Agreement, audits of a payout account shall be conducted within the twenty-four (24) month period following the end of the calendar year in which the payout statement was rendered.

Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner that will result in a minimum of inconvenience to the Operator. The Operator shall bear no portion of the Non-Operators’ audit cost incurred under this paragraph unless agreed to by the Operator. The audits shall not be conducted more than once each year without prior approval of the Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non-Operators approving such audit.

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)

COPAS 2005 Accounting Procedure Recommended by COPAS

The Non-Operator leading the audit (hereinafter “lead audit company”) shall issue the audit report within ninety (90) days after completion of the audit testing and analysis; however, the ninety (90) day time period shall not extend the twenty-four (24) month requirement for taking specific detailed written exception as required in Section I 4.A (Adjustments) above. All claims shall be supported with sufficient documentation.

A timely filed written exception or audit report containing written exceptions (hereinafter “written exceptions”) shall, with respect to the claims made therein, preclude the Operator from asserting a statute of limitations defense against such claims, and the Operator hereby waives its right to assert any statute of limitations defense against such claims for so long as any Non-Operator continues to comply with the deadlines for resolving exceptions provided in this Accounting Procedure. If the Non-Operators fail to comply with the additional deadlines in Section I.5.B or I.5.C, the Operator’s waiver of its rights to assert a statute of limitations defense against the claims brought by the Non-Operators shall lapse, and such claims shall then be subject to the applicable statute of limitations, provided that such waiver shall not lapse in the event that the Operator has failed to comply with the deadlines in Section 1.5.B or 1.5.C.

B.

The Operator shall provide a written response to all exceptions in an audit report within one hundred eighty (180) days after Operator receives such report. Denied exceptions should be accompanied by a substantive response. If the Operator fails to provide substantive response to an exception within this one hundred eighty (180) day period, the Operator will owe interest on that exception or portion thereof, if ultimately granted, from the date it received the audit report. Interest shall be calculated using the rate set forth in Section I.3.B (Advances and Payments by the Parties).

C.

The lead audit company shall reply to the Operator’s response to an audit report within ninety (90) days of receipt, and the Operator shall reply to the lead audit company’s follow-up response within ninety (90) days of receipt; provided, however, each Non-Operator shall have the right to represent itself if it disagrees with the lead audit company’s position or believes the lead audit company is not adequately fulfilling its duties. Unless otherwise provided for in Section 1.5.E, if the Operator fails to provide substantive response to an exception within this ninety (90) day period, the Operator will owe interest on that exception or portion thereof, if ultimately granted, from the date it received the audit report. Interest shall be calculated using the rate set forth in Section 1.3.B (Advances and Payments by the Parties).

D.

If any Party fails to meet the deadlines in Sections I.5.B or I.5.C or if any audit issues are outstanding fifteen (15) months after Operator receives the audit report, the Operator or any Non-Operator participating itt the audit has the right to call a resolution meeting, as set forth in this Section I.5.D or it may invoke the dispute resolution procedures included in the Agreement, if applicable. The meeting will require one month’s written notice to the Operator and all Non-Operators participating in the audit. The meeting shall be held at the Operator’s office or mutually agreed location, and shall be attended by representatives of the Parties with authority to resolve such outstanding issues. Any Party who fails to attend the resolution meeting shall be bound by any resolution reached at the meeting. The lead audit company will make good faith efforts to coordinate the response and positions of the Non-Operator participants throughout the resolution process; however, each Non-Operator shall have the right to represent itself. Attendees will make good faith efforts to resolve outstanding issues, and each Party will be required to present substantive information supporting its position. A resolution meeting may be held as often as agreed to by the Parties. Issues unresolved at one meeting may be discussed at subsequent meetings until each such issue is resolved.

If the Agreement contains no dispute resolution procedures and the audit issues cannot be resolved by negotiation, the dispute shall be submitted to mediation. In such event, promptly following one Party’s written request for mediation, the Parties to the dispute shall choose a mutually acceptable mediator and share the costs of mediation services equally. The Parties shall each have present at the mediation at least one individual who has the authority to settle the dispute. The Parties shall make reasonable efforts to ensure that the mediation commences within sixty (60) days of the date of the mediation request. Notwithstanding the above, any Party may file a lawsuit or complaint (1) if the Parties are unable after reasonable efforts, to commence mediation within sixty (60) days of the date of the mediation request, (2) for statute of limitations reasons, or (3) to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment an injunction or other provisional relief is necessary to avoid irreparable damage or to preserve the status quo Despite such action, the Parties shall continue to try to resolve the dispute by mediation.

E.	☐ (Optional Provision — Forfeiture Penalties)

If the Non-Operators fail to meet the deadline in Section I.5.C, any unresolved exceptions that were not addressed by the Non- Operators within one (1) year following receipt of the last substantive response of the Operator shall he deemed to have been withdrawn by the Non-Operators. If the Operator fails to meet the deadlines in Section I.5.13 or I.5.C, any unresolved exceptions that were not addressed by the. Operator within one (I) year following receipt of the audit report or receipt of the last substantive response of the Non-Operators, whichever is later, shall be deemed to have been granted by the Operator and adjustments shall be made, without interest, to the Joint Account.

6.	APPROVAL BY PARTIES

A.	GENERAL MATTERS

Where an approval or other agreement of the Parties or Non-Operators is expressly required under other Sections of this Accounting Procedure and if the Agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, the Operator shall notify all Non-Operators of the Operator’s proposal and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)

COPAS 2005 Accounting Procedure Recommended by COPAS

This Section I.6.A applies to specific situations of limited duration where a Party proposes to change the accounting for charges from that prescribed in this Accounting Procedure. This provision does not apply to amendments to this Accounting Procedure, which are covered by Section 1.6.B.

B.	AMENDMENTS

If the Agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, this Accounting Procedure can be amended by an affirmative vote of One (1) or more Parties, one of which is the Operator, having a combined working interest of at least Fifty-One percent ( 51%), which approval shall be binding on all Parties, ~~provided, however, approval of at least one (1) Non-Operator shall be required.~~

C.	AFFILIATES

For the purpose of administering the voting procedures of Sections I.6.A and I.6.B, if Parties to this Agreement are Affiliates of each other, then such Affiliates shall be combined and treated as a single Party having the combined working interest or Participating Interest of such Affiliates.

For the purposes of administering the voting procedures in Section I.6.A, if a Non-Operator is an Affiliate of the Operator, votes under Section I.6.A shall require the majority in interest of the Non-Operator(s) after excluding the interest of the Operator’s Affiliate.

II. DIRECT CHARGES

The Operator shall charge the Joint Account with the following items:

1.	RENTALS AND ROYALTIES

Lease rentals and royalties paid by the Operator, on behalf of all Parties, for the Joint Operations.

2.	LABOR

A.	Salaries and wages, including incentive compensation programs as set forth in COPAS MFI-37 (“Chargeability of Incentive Compensation Programs”), for:

(1)	Operator’s field employees directly employed On-site in the conduct of Joint Operations,

(2)

Operator’s employees directly employed on Shore Base Facilities, Offshore Facilities, or other facilities serving the Joint Property if such costs are not charged under Section II.6 (Equipment and Facilities Furnished by Operator) or are not a function covered under Section III (Overhead),

(3)	Operator’s employees providing First Level Supervision,

(4)	Operator’s employees providing On-site Technical Services for the Joint Property if such charges are excluded from the overhead rates in Section III (Overhead),

(5)	Operator’s employees providing Off-site Technical Services for the Joint Property if such charges are excluded from the overhead rates in Section III (Overhead).

Charges for the Operator’s employees identified in Section II.2.A may be made based on the employee’s actual salaries and wages, or in lieu thereof, a day rate representing the Operator’s average salaries and wages of the employee’s specific job category.

Charges for personnel chargeable under this Section II.2.A who are foreign nationals shall not exceed comparable compensation paid to an equivalent U.S. employee pursuant to this Section II.2.B, unless otherwise approved by the Parties pursuant to Section 1.6.A (General Matters).

B.

Operator’s cost of holiday, vacation, sickness, and disability benefits, and other customary allowances paid to employees whose salaries and wages are chargeable to the Joint Account under Section II.2.A. excluding severance payments or other termination allowances. Such costs under this Section II.2.13 may be charged on a “when and as-paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under Section II.2.A. If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.	Expenditures or contributions made pursuant to assessments imposed by governmental authority that are applicable to costs chargeable to the Joint Account under Sections II.2.A and B.

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)

COPAS 2005 Accounting Procedure Recommended by COPAS

D.	Personal Expenses of personnel whose salaries and wages are chargeable to the Joint Account under Section II.2.A when the expenses are incurred in connection with directly chargeable activities.

E.

Reasonable relocation costs incurred in transferring to the Joint Property personnel whose salaries and wages are chargeable to the Joint Account under Section II.2.A. Notwithstanding the foregoing, relocation costs that result from reorganization or merger of a Party, or that are for the primary benefit of the Operator, shall not be chargeable to the Joint Account. Extraordinary relocation costs, such as those incurred as a result of transfers from remote locations, such as Alaska or overseas, shall not be charged to the Joint Account unless approved by the Parties pursuant to Section I.6.A (General Matters).

F.

Training costs as specified in COPAS MFI-35 (“Charging of Training Costs to the Joint Account”) for personnel whose salaries and wages are chargeable under Section II.2.A. This training charge shall include the wages, salaries, training course cost, and Personal Expenses incurred during the training session. The training cost shall be charged or allocated to the property or properties directly benefiting from the training. The cost of the training course shall not exceed prevailing commercial rates, where such rates are available.

G.

Operator’s current cost of established plans for employee benefits, as described in COPAS MFI-27 (“Employee Benefits Chargeable to Joint Operations and Subject to Percentage Limitation”), applicable to the Operator’s labor costs chargeable to the Joint Account under Sections 11.2.A and B based on the Operator’s actual cost not to exceed the employee benefits limitation percentage most recently recommended by COPAS.

H.	Award payments to employees, in accordance with COPAS MFI-49 (“Awards to Employees and Contractors”) for personnel whose salaries and wages are chargeable under Section 11.2.A.

3.	MATERIAL

Material purchased or furnished by the Operator for use on the Joint Property in the conduct of Joint Operations as provided under Section IV (Material Purchases, Transfers, and Dispositions). Only such Material shall be purchased for or transferred to the Joint Property as may be required for immediate use or is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

4.	TRANSPORTATION

A.	Transportation of the Operator’s, Operator’s Affiliate’s, or contractor’s personnel necessary for Joint Operations.

B.

Transportation of Material between the Joint Property and another property, or from the Operator’s warehouse or other storage point to the Joint Property, shall be charged to the receiving property using one of the methods listed below. Transportation of Material from the Joint Property to the Operator’s warehouse or other storage point shall be paid for by the Joint Property using one of the methods listed below:

(1)

If the actual trucking charge is less than or equal to the Excluded Amount the Operator may charge actual trucking cost or a theoretical charge from the Railway Receiving Point to the Joint Property. The basis for the theoretical charge is the per hundred weight charge plus fuel surcharges from the Railway Receiving Point to the Joint Property. The Operator shall consistently apply the selected alternative.

(2)

If the actual trucking charge is greater than the Excluded Amount, the Operator shall charge Equalized Freight. Accessorial charges such as loading and unloading costs, split pick-up costs, detention, call out charges, and permit fees shall be charged directly to the Joint Property and shall not be included when calculating the Equalized Freight.

5.	SERVICES

The cost of contract services, equipment, and utilities used in the conduct of Joint Operations, except for contract services, equipment, and utilities covered by Section III (Overhead), or Section II.7 (Affiliates), or excluded under Section II.9 (Legal Expense). Awards paid to contractors shall be chargeable pursuant to COPAS MF1-49 (“Awards to Employees and Contractors”).

The costs of third party Technical Services are chargeable to the extent excluded from the overhead rates under Section III (Overhead).

6.	EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

In the absence of a separately negotiated agreement, equipment and facilities famished by the Operator will be charged as follows:

A.

The Operator shall charge the Joint Account for use of Operator-owned equipment and facilities, including but not limited to production facilities, Shore Base Facilities, Offshore Facilities, and Field Offices, at rates commensurate with the costs of ownership and operation. The cost of Field Offices shall be chargeable to the extent the Field Offices provide direct service to personnel who are chargeable pursuant to Section II.2.A (Labor). Such rates may include labor, maintenance, repairs, other operating expense, insurance, taxes, depreciation using straight line depreciation method, and interest on gross investment less accumulated depreciation not to exceed Twenty percent ( 20%) per annum; provided, however, depreciation shall not be charged when the equipment and facilities investment have been fully depreciated. The rate may include an element of the estimated cost for abandonment, reclamation, and dismantlement. Such rates shall not exceed the average commercial rates currently prevailing in the immediate area of the Joint Property.

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B.

In lieu of charges in Section II.6.A above, the Operator may elect to use average commercial rates prevailing in the immediate area of the Joint Property, less twenty percent (20%). If equipment and facilities are charged under this Section II.6.B, the Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation. For automotive equipment, the Operator may elect to use rates published by the Petroleum Motor Transport Association (PMTA) or such other organization recognized by COPAS as the official source of rates.

7.	AFFILIATES

A.

Charges for an Affiliate’s goods and/or services used in operations requiring an AFE or other authorization front the Non-Operators may be made without the approval of the Parties provided (i) the Affiliate is identified and the Affiliate goods and services are specifically detailed in the approved AFE or other authorization, and (ii) the total costs for such Affiliate’s goods and services billed to such individual project do not exceed $ 2,000,1100 If the total costs for an Affiliate’s goods and services charged to such individual project are not specifically detailed in the approved AFE or authorization or exceed such amount, charges for such Affiliate shall require approval of the Parties, pursuant to Section I.6.A (General Matters).

B.

For an Affiliate’s goods and/or services used in operations not requiring an AFE or other authorization from the Non-Operators, charges for such Affiliate’s goods and services shall require approval of the Parties, pursuant to Section 1.6.A (General Matters), if the charges exceed $ 6,000,000 in a given calendar year.

C.

The cost of the Affiliate’s goods or services shall not exceed average commercial rates prevailing in the area of the Joint Property, unless the Operator obtains the Non-Operators’ approval of such rates. The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation; provided, however, documentation of commercial rates shall not be required if the Operator obtains Non-Operator approval of its Affiliate’s rates or charges prior to billing Non-Operators for such Affiliate’s goods and services. Notwithstanding the foregoing, direct charges for Affiliate-owned communication facilities or systems shall be made pursuant to Section II.12 (Communications).

If the Parties fail to designate an amount in Sections II.7.A or II.7.13, in each instance the amount deemed adopted by the Parties as a result of such omission shall be the amount established as the Operator’s expenditure limitation in the Agreement. If the Agreement does not contain an Operator’s expenditure limitation, the amount deemed adopted by the Parties as a result of such omission shall be zero dollars ($ 0.00).

8.	DAMAGES AND LOSSES TO JOINT PROPERTY

All costs or expenses necessary for the repair or replacement of Joint Property resulting from damages or losses incurred, except to the extent such damages or losses result from a Party’s or Parties’ gross negligence or willful misconduct, in which case such Party or Parties shall be solely liable.

The Operator shall furnish the Non-Operator written notice of damages or losses incurred as soon as practicable after a report has been received by the Operator.

9.	LEGAL EXPENSE

Recording fees and costs of handling, settling, or otherwise discharging litigation, claims, and liens incurred in or resulting from operations under the Agreement, or necessary to protect or recover the Joint Property, to the extent permitted under the Agreement. Costs of the Operator’s or Affiliate’s legal staff or outside attorneys, including fees and expenses, are not chargeable unless approved by the Parties pursuant to Section I.6.A (General Matters) or otherwise provided for in the Agreement.

Notwithstanding the foregoing paragraph, costs for procuring abstracts, fees paid to outside attorneys for title examinations (including preliminary, supplemental, shut-in royalty opinions, division order title opinions), and curative work shall be chargeable to the extent permitted as a direct charge in the Agreement.

10.	TAXES AND PERMITS

All taxes and permitting fees of every kind and nature, assessed or levied upon or in connection with the Joint Property, or the production therefrom, and which have been paid by the Operator for the benefit of the Parties, including penalties and interest, except to the extent the penalties and interest result from the Operator’s gross negligence or willful misconduct.

If ad valorem taxes paid by the Operator are based in whole or in part upon separate valuations of each Party’s working interest, then notwithstanding any contrary provisions, the charges to the Parties will be made in accordance with the tax value generated by each Party’s working interest. Costs of tax consultants or advisors, the Operator’s employees, or Operator’s Affiliate employees in matters regarding ad valorem or other tax matters, are not permitted as direct charges unless approved by the Parties pursuant to Section I.6.A (General Matters).

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Charges to the Joint Account resulting from sales/use tax audits, including extrapolated amounts and penalties and interest, are permitted, provided the Non-Operator shall be allowed to review the invoices and other underlying source documents which served as the basis for tax charges and to determine that the correct amount of taxes were charged to the Joint Account. If the Non-Operator is not permitted to review such documentation, the sales/use tax amount shall not be directly charged unless the Operator can conclusively document the amount owed by the Joint Account.

11.	INSURANCE

Net premiums paid for insurance required to be carried for Joint Operations for the protection of the Parties. If Joint Operations are conducted at locations where the Operator acts as self-insurer in regard to its worker’s compensation and employer’s liability insurance obligation, the Operator shall charge the Joint Account manual rates for the risk assumed in its self-insurance program as regulated by the jurisdiction governing the Joint Property. In the case of offshore operations in federal waters, the manual rates of the adjacent state shall be used for personnel performing work On-site, and such rates shall be adjusted for offshore operations by the U.S. Longshoreman and Harbor Workers (USL&H) or Jones Act surcharge, as appropriate.

12.	COMMUNICATIONS

Costs of acquiring, leasing, installing, operating, repairing, and maintaining communication facilities or systems, including satellite, radio and microwave facilities, between the Joint Property and the Operator’s office(s) directly responsible for field operations in accordance with the provisions of COPAS MFI-44 (“Field Computer and Communication Systems”). If the communications facilities or systems serving the Joint Property are Operator-owned, charges to the Joint Account shall be made as provided in Section 11.6 (Equipment and Facilities Furnished by Operator). If the communication facilities or systems serving the Joint Property are owned by the Operator’s Affiliate, charges to the Joint Account shall not exceed average commercial rates prevailing in the area of the Joint Property. The Operator shall adequately document and support commercial rates and shall periodically review and update the rate and the supporting documentation.

13.	ECOLOGICAL ENVIRONMENTAL, AND SAFETY

Costs incurred for Technical Services and drafting to comply with ecological, environmental and safety Laws or standards recommended by Occupational Safety and Health Administration (OSHA) or other regulatory authorities. All other labor and functions incurred for ecological, environmental and safety matters, including management, administration, and permitting, shall be covered by Sections II.2 (Labor), II.5 (Services), or Section III (Overhead), as applicable.

Costs to provide or have available pollution containment and removal equipment plus actual costs of control and cleanup and resulting responsibilities of oil and other spills as well as discharges from permitted outfalls as required by applicable Laws, or other pollution containment and removal equipment deemed appropriate by the Operator for prudent operations, are directly chargeable.

14.	ABANDONMENT AND RECLAMATION

Costs incurred for abandonment and reclamation of the Joint Property, including costs required by lease agreements or by Laws.

15.	OTHER EXPENDITURES

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II (Direct Charges), or in Section III (Overhead) and which is of direct benefit to the Joint Property and is incurred by the Operator in the necessary and proper conduct of the Joint Operations. Charges made under this Section II.15 shall require approval of the Parties, pursuant to Section I.6.A (General Matters).

III. OVERHEAD

As compensation for costs not specifically identified as chargeable to the Joint Account pursuant to Section II (Direct Charges), the Operator shall charge the Joint Account in accordance with this Section III.

Functions included in the overhead rates regardless of whether performed by the Operator, Operator’s Affiliates or third parties and regardless of location, shall include, but not be limited to, costs and expenses of:

•	warehousing, other than for warehouses that are jointly owned under this Agreement

•	design and drafting (except when allowed as a direct charge under Sections II.13, III.1.A(ii), and III.2, Option B)

•	inventory costs not chargeable under Section V (Inventories of Controllable Material)

•	procurement

•	administration

•	accounting and auditing

•	gas dispatching and gas chart integration

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•	human resources

•	management

•	supervision not directly charged under Section II.2 (Labor)

•	legal services not directly chargeable under Section II.9 (Legal Expense)

•	taxation, other than those costs identified as directly chargeable under Section II.10 (Taxes and Permits)

•

preparation and monitoring of permits and certifications; preparing regulatory reports; appearances before or meetings with governmental agencies or other authorities having jurisdiction over the Joint Property, other than On-site inspections; reviewing, interpreting, or submitting comments on or lobbying with respect to Laws or proposed Laws.

Overhead charges shall include the salaries or wages plus applicable payroll burdens, benefits, and Personal Expenses of personnel performing overhead functions, as well as office and other related expenses of overhead functions.

1.	OVERHEAD—DRILLING AND PRODUCING OPERATIONS

As compensation for costs incurred but not chargeable under Section II (Direct Charges) and not covered by other provisions of this Section III, the Operator shall charge on either

☐	(Alternative 1) Fixed Rate Basis, Section III.1.B.

☐	(Alternative 2) Percentage Basis, Section III.1.C.

A.	TECHNICAL SERVICES

(i)

Except as otherwise provided in Section II.13 (Ecological, Environmental, and Safety) and Section III.2 (Overhead—Major Construction and Catastrophe), or by approval of the Parties pursuant to Section I.6.A (General Matters), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for On-site Technical Services, including third party Technical Services:

☒	(Alternative 1 — Direct) shall be charged direct to the Joint Account.

☐	(Alternative 2 — Overhead) shall be covered by the overhead rates.

(ii)

Except as otherwise provided in Section II.13 (Ecological, Environmental, and Safety) and Section III.2 (Overhead – Major Construction and Catastrophe), or by approval of the Parties pursuant to Section I.6.A (General Matters), the salaries, wages, related payroll burdens and benefits, and Personal Expenses for OR-site Technical Services, including third party Technical Services:

☐	(Alternative 1 — All Overhead) shall be covered by the overhead rates.

☒	(Alternative 2 — All Direct) shall be charged direct to the Joint Account.

☐

(Alternative 3 — Drilling Direct) shall be charged direct to the Joint Account, only to the extent such Technical Services are directly attributable to drilling, redrilling, deepening, or sidetracking operations, through completion, temporary abandonment, or abandonment if a dry hole. Off-site Technical Services for all other operations, including workover, recompletion, abandonment of producing wells, and the construction or expansion of fixed assets not covered by Section III.2 (Overhead – Major Construction and Catastrophe) shall be covered by the overhead rates.

Notwithstanding anything to the contrary in this Section III, Technical Services provided by Operator’s Affiliates are subject to limitations set forth in Section II.7 (Affiliates). Charges for Technical personnel performing non-technical work shall not be governed by this Section III.1.A, but instead governed by other provisions of this Accounting Procedure relating to the type of work being performed.

B.	OVERHEAD—FIXED RATE BASIS

(1)	The Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate per month $ 5.500 (prorated for less than a full month)

Producing Well Rate per month $ 550

(2)	Application of Overhead—Drilling Well Rate shall be as follows:

(a)

Charges for onshore drilling wells shall begin on the spud date and terminate on the date the drilling and/or completion equipment used on the well is released, whichever occurs later. Charges for offshore and inland waters drilling wells shall begin on the date the drilling or completion equipment arrives on location and terminate on the date the drilling or completion equipment moves off location, or is released, whichever occurs first. No charge shall be made during suspension of drilling and/or completion operations for fifteen (15) or more consecutive calendar days.

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(b)

Charges for any well undergoing any type of workover, recompletion, and/or abandonment for a period of five (5) or more consecutive work-days shall be made at the Drilling Well Rate. Such charges shall be applied for the period from date operations, with rig or other units used in operations, commence through date of rig or other unit release, except that no charges shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

(3)	Application of Overhead—Producing Well Rate shall be as follows:

(a)

An active well that is produced, injected into for recovery or disposal, or used to obtain water supply to support operations for any portion of the month shall be considered as a one-well charge for the entire month.

(b)	Each active completion in a multi-completed well shall be considered as a one-well charge provided each completion is considered a separate well by the governing regulatory authority.

(c)

A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well, unless the Drilling Well Rate applies, as provided in Sections III.1.B.(2)(a) or (b). This one-well charge shall be made whether or not the well has produced.

(d)

An active gas well shut in because of overproduction or failure of a purchaser, processor, or transporter to take production shall be considered as a one-well charge provided the gas well is directly connected to a permanent sales outlet.

(e)	Any well not meeting the criteria set forth in Sections III.1.B.(3)(a), (b), (c), or (d) shall not qualify for a producing overhead charge.

(4)

The well rates shall be adjusted on the first day of April each year following the effective date of the Agreement; provided, however, if this Accounting Procedure is attached to or otherwise governing the payout accounting under a farmout agreement, the rates shall be adjusted on the first day of April each year following the effective date of such farmout agreement. The adjustment shall be computed by applying the adjustment factor most recently published by COPAS. The adjusted rates shall be the initial or amended rates agreed to by the Parties increased or decreased by the adjustment factor described herein, for each year from the effective date of such rates, in accordance with COPAS MFI-47 (“Adjustment of Overhead Rates”).

C.	OVERHEAD—PERCENTAGE BASIS

(1)	Operator shall charge the Joint Account at the following rates:

(a)	Development Rate percent ( )’% of the cost of development of the Joint Property, exclusive of costs provided under Section II.9 (Legal Expense) and all Material salvage credits.

(b)

Operating Rate                     percent (    %) of the cost of operating the Joint Property, exclusive of costs provided under Sections II.1 (Rentals and Royalties) and II.9 (Legal Expense); all Material salvage credits; the value of substances purchased for enhanced recovery; all property and ad valorem taxes, and any other taxes and assessments that are levied, assessed, and paid upon the mineral interest in and to the Joint Property.

(2)	Application of Overhead—Percentage Basis shall be as follows:

(a)	The Development Rate shall be applied to all costs in connection with:

[i]	drilling, redrilling, sidetracking, or deepening of a well

[ii]	a well undergoing plugback or workover operations for a period of five (5) or more consecutive work-days

[iii]	preliminary expenditures necessary in preparation for drilling

[iv]	expenditures incurred in abandoning when the well is not completed as a producer

[v]

construction or installation of fixed assets, the expansion of fixed assets and any other project clearly discernible as a fixed asset, other than Major Construction or Catastrophe as defined in Section III.2 (Overhead?Major Construction and Catastrophe).

(b)	The Operating Rate shall be applied to all other costs in connection with Joint Operations, except those subject to Section III.2 (Overhead?Major Construction and Catastrophe).

2.	OVERHEAD—MAJOR CONSTRUCTION AND CATASTROPHE

To compensate the Operator for overhead costs incurred in connection with a Major Construction project or Catastrophe, the Operator shall either negotiate a rate prior to the beginning of the project, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of the Operator’s expenditure limit under the Agreement, or for any Catastrophe regardless of the amount. If the Agreement to which this Accounting Procedure is attached does not contain an expenditure limit, Major Construction Overhead shall be assessed for any single Major Construction project costing in excess of $100,000 gross.

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Major Construction shall mean the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Joint Property, or in the dismantlement, abandonment, removal, and restoration of platforms, production equipment, and other operating facilities.

Catastrophe is defined as a sudden calamitous event bringing damage, loss, or destruction to property or the environment, such as an oil spill, blowout, explosion, fire, storm, hurricane, or other disaster. The overhead rate shall be applied to those costs necessary to restore the Joint Property to the equivalent condition that existed prior to the event.

A.	If the Operator absorbs the engineering, design and drafting costs related to the project:

(1)	% of total costs if such costs are less than $100,000; plus

(2)	% of total costs in excess of $100,000 but less than $1,000,000, plus

(3)	% of total costs in excess of $1,000,000.

B.	If the Operator charges engineering, design and drafting costs related to the project directly to the Joint Account:

(1)	% of total costs if such costs are less than $100,000; plus

(2)	% of total costs in excess of $100,000 but less than $1,000,000; plus

(3)	% of total costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single Major Constriction project shall not be treated separately, and the cost of drilling and workover wells and purchasing and installing pumping units and downhole artificial lift equipment shall be excluded. For Catastrophes, the rates shall be applied to all costs associated with each single occurrence or event.

On each project, the Operator shall advise the Non-Operator(s) in advance which of the above options shall apply.

For the purposes of calculating Catastrophe Overhead, the cost of drilling relief wells, substitute wells, or conducting other well operations directly resulting from the catastrophic event shall be included. Expenditures to which these rates apply shall not be reduced by salvage or insurance recoveries. Expenditures that qualify for Major Construction or Catastrophe Overhead shall not qualify for overhead under any other overhead provisions.

In the event of any conflict between the provisions of this Section II.2 and the provisions of Sections II.2 (Labor), II.5 (Services), or II.7 (Affiliates), the provisions of this Section III 2 shall govern.

3.	AMENDMENT OF OVERHEAD RATES

The overhead rates provided for in this Section III may be amended from time to time if, in practice, the rates are found to be insufficient or excessive, in accordance with the provisions of Section I.6.B (Amendments).

IV. MATERIAL PURCHASES, TRANSFERS, AND DISPOSITIONS

The Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for direct purchases, transfers, and dispositions. The Operator shall provide all Material for use in the conduct of Joint Operations; however, Material may be supplied by the Non-Operators, at the Operator’s option. Material furnished by any Party shall be furnished without any express or implied warranties as to quality, fitness for use, or any other matter.

1.	DIRECT PURCHASES

Direct purchases shall be charged to the Joint Account at the price paid by the Operator after deduction of all discounts received. The Operator shall make good faith efforts to take discounts offered by suppliers, but shall not be liable for failure to take discounts except to the extent such failure was the result of the Operator’s gross negligence or willful misconduct. A direct purchase shall be deemed to occur when an agreement is made between an Operator and a third party for the acquisition of Material for a specific well site or location. Material provided by the Operator under “vendor stocking programs,” where the initial use is for a Joint Property and title of the Material does not pass from the manufacturer, distributor, or agent until usage, is considered a direct purchase. If Material is found to be defective or is returned to the manufacturer, distributor, or agent for any other reason, credit shall be passed to the Joint Account within sixty (60) days after the Operator has received adjustment from the manufacturer, distributor, or agent.

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2.	TRANSFERS

A transfer is determined to occur when the Operator (i) furnishes Material from a storage facility or from another operated property, (ii) has assumed liability for the storage costs and changes in value, and (iii) has previously secured and held title to the transferred Material. Similarly, the removal of Material from the Joint Property to a storage facility or to another operated property is also considered a transfer; provided, however. Material that is moved front the Joint Property to a storage location for safe-keeping pending disposition may remain charged to the Joint Account and is not considered a transfer. Material shall be disposed of in accordance with Section IV.3 (Disposition of Surplus) and the Agreement to which this Accounting Procedure is attached.

A.	PRICING

The value of Material transferred to/from the Joint Property should generally reflect the market value on the date of physical transfer. Regardless of the pricing method used, the Operator shall make available to the Non-Operators sufficient documentation to verify the Material valuation. When higher than specification grade or size tubulars are used in the conduct of Joint Operations, the Operator shall charge the Joint Account at the equivalent price for well design specification tubulars, unless such higher specification grade or sized tubulars are approved by the Parties pursuant to Section I.6.A (General Matters). Transfers of new Material will be priced using one of the following pricing methods; provided, however, the Operator shall use consistent pricing methods, and not alternate between methods for the purpose of choosing the method most favorable to the Operator for a specific transfer:

(1)

Using published prices in effect on date of movement as adjusted by the appropriate COPAS Historical Price Multiplier (HPM) or prices provided by the COPAS Computerized Equipment Pricing System (CEPS).

(a)

For oil country tubulars and line pipe, the published price shall be based upon eastern mill carload base prices (Houston, Texas, for special end) adjusted as of date of movement, plus transportation cost as defined in Section IV.2.B (Freight).

(b)

For other Material, the published price shall be the published list price in effect at date of movement, as listed by a Supply Store nearest the Joint Property where like Material is normally available, or point of manufacture plus transportation costs as defined in Section IV.2.B (Freight).

(2)	Based on a price quotation from a vendor that reflects a current realistic acquisition cost.

(3)	Based on the amount paid by the Operator for like Material in the vicinity of the Joint Property within the previous twelve (12) months from the date of physical transfer.

(4)	As agreed to by the Participating Parties for Material being transferred to the Joint Property, and by the Parties owning the Material for Material being transferred from the Joint Property.

B.	FREIGHT

Transportation costs shall be added to the Material transfer price using the method prescribed by the COPAS Computerized Equipment Pricing System (CEPS). If not using CEPS, transportation costs shall be calculated as follows:

(1)

Transportation costs for oil country tubulars and line pipe shall be calculated using the distance from eastern mill to the Railway Receiving Point based on the carload weight basis as recommended by the COPAS MF1-38 (“Material Pricing Manual”) and other COPAS MFIs in effect at the time of the transfer.

(2)

Transportation costs for special mill items shall be calculated from that mill’s shipping point to the Railway Receiving Point. For transportation costs from other than eastern mills, the 30,000-pound interstate track rate shall be used. Transportation costs for macaroni tubing shall be calculated based on the interstate truck rate per weight of tubing transferred to the Railway Receiving Point.

(3)	Transportation costs for special end tubular goods shall be calculated using the interstate truck rate from Houston, Texas, to the Railway Receiving Point.

(4)

Transportation costs for Material other than that described in Sections IV.2.B.(1) through (3), shall be calculated from the Supply Store or point of manufacture, whichever is appropriate, to the Railway Receiving Point

Regardless of whether using CEPS or manually calculating transportation costs, transportation costs from the Railway Receiving Point to the Joint Property are in addition to the foregoing, and may be charged to the Joint Account based on actual costs incurred. All transportation costs are subject to Equalized Freight as provided in Section II.4 (Transportation) of this Accounting Procedure.

C.	TAXES

Sales and use taxes shall be added to the Material transfer price using either the method contained in the COPAS Computerized Equipment Pricing System (CEPS) or the applicable tax rate in effect for the Joint Property at the time and place of transfer. In either case, the Joint Account shall be charged or credited at the rate that would have governed had the Material been a direct purchase.

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D.	CONDITION

(1)

Condition “A”—New and unused Material in sound and serviceable condition shall be charged at one hundred percent (100%) of the price as determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes). Material transferred from the Joint Property that was not placed in service shall be credited as charged without pin or loss; provided, however, any unused Material that was charged to the Joint Account through a direct purchase will be credited to the Joint Account at the original cost paid less restocking fees charged by the vendor. New and unused Material transferred from the Joint Property may be credited at a price other than the price originally charged to the Joint Account provided such price is approved by the Parties owning such Material, pursuant to Section I.6.A (General Matters). All refurbishing costs required or necessary to return the Material to original condition or to correct handling, transportation, or other damages will be borne by the divesting property. The Joint Account is responsible for Material preparation, handling, and transportation costs for new and unused Material charged to the Joint Property either through a direct purchase or transfer. Any preparation costs incurred, including any internal or external coating and wrapping, will be credited on new Material provided these services were not repeated for such Material for the receiving property.

(2)

Condition “B”—Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) by seventy-five percent (75%).

Except as provided in Section IV.2.D(3), all reconditioning costs required to return the Material to Condition “B” or to correct handling, transportation or other damages will be borne by the divesting property.

If the Material was originally charged to the Joint Account as used Material and placed in service for the Joint Property, the Material will be credited at the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) multiplied by sixty-five percent (65%).

Unless otherwise agreed to by the Parties that paid for such Material, used Material transferred from the Joint Property that was not placed in service on the property shall be credited as charged without gain or loss.

(3)

Condition “C”—Material that is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced by multiplying the price determined in Sections IV.2.A (Pricing), IV.2.B (Freight), and IV.2.C (Taxes) by fifty percent (50%).

The cost of reconditioning may be charged to the receiving property to the extent Condition “C” value, plus cost of reconditioning, does not exceed Condition “B” value.

(4)

Condition “13”—Material that (i) is no longer suitable for its original purpose but useable for some other purpose, (ii) is obsolete, or (iii) does not meet original specifications but still has value and can be used in other applications as a substitute for items with different specifications, is considered Condition “D” Material. Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing, or drill pipe utilized as line pipe shall be priced at used line pipe prices. Casing, tubing, or drill pipe used as higher pressure service lines than standard line pipe, e.g., power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non-upset basis. For other items, the price used should result in the Joint Account being charged or credited with the value of the service rendered or use of the Material, or as agreed to by the Parties pursuant to Section I.6.A (General Matters).

(5)	Condition “E”—Junk shall be priced at prevailing scrap value prices.

E.	OTHER PRICING PROVISIONS

(1)	Preparation Costs

Subject to Section II (Direct Charges) and Section III (Overhead) of this Accounting Procedure, costs incurred by the Operator in making Material serviceable including inspection, third party surveillance services, and other similar services will be charged to the Joint Account at prices which reflect the Operator’s actual costs of the services. Documentation must be provided to the Non-Operators upon request to support the cost of service. New coating and/or wrapping shall be considered a component of the Materials and priced in accordance with Sections IV.1 (Direct Purchases) or IV.2.A (Pricing), as applicable. No charges or credits shall be made for used coating or wrapping. Charges and credits for inspections shall be made in accordance with COPAS MFI-38 (“Material Pricing Manual”).

(2)	Loading and Unloading Costs

Loading and unloading costs related to the movement of the Material to the Joint Property shall be charged in accordance with the methods specified in COPAS MFI-38 (“Material Pricing Manual”).

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3.	DISPOSITION OF SURPLUS

Surplus Material is that Material, whether new or used, that is no longer required for Joint Operations. The Operator may purchase, but shall be under no obligation to purchase, the interest of the Non-Operators in surplus Material.

Dispositions for the purpose of this procedure are considered to be the relinquishment of title of the Material from the Joint Property to either a third party, a Non-Operator, or to the Operator. To avoid the accumulation of surplus Material, the Operator should make good faith efforts to dispose of surplus within twelve (12) months through buy/sale agreements, trade, sale to a third party, division in kind, or other dispositions as agreed to by the Parties.

Disposal of surplus Materials shall be made in accordance with the terms of the Agreement to which this Accounting Procedure is attached. If the Agreement contains no provisions governing disposal of surplus Material, the following terms shall apply:

•

The Operator may, through a sale to an unrelated third party or entity, dispose of surplus Material having a gross sale value that is less than or equal to the Operator’s expenditure limit as set forth in the Agreement to which this Accounting Procedure is attached without the prior approval of the Parties owning such Material.

•	If the gross sale value exceeds the Agreement expenditure limit, the disposal must be agreed to by the Parties owning such Material.

•	Operator may purchase surplus Condition “A” or “B” Material without approval of the Parties owning such Material, based on the pricing methods set forth in Section IV.2 (Transfers).

•

Operator may purchase Condition “C” Material without prior approval of the Parties owning such Material if the value of the Materials, based on the pricing methods set forth in Section IV.2 (Transfers), is less than or equal to the Operator’s expenditure limitation set forth in the Agreement. The Operator shall provide documentation supporting the classification of the Material as Condition C.

•	Operator may dispose of Condition “D” or “E” Material under procedures normally utilized by Operator without prior approval of the Parties owning such Material.

4.	SPECIAL PRICING PROVISIONS

A.	PREMIUM PRICING

Whenever Material is available only at inflated prices due to national emergencies, strikes, government imposed foreign trade restrictions, or other unusual causes over which the Operator has no control, for direct purchase the Operator may charge the Joint Account for the required Material at the Operator’s actual cost incurred in providing such Material, making it suitable for use, and moving it to the Joint Property. Material transferred or disposed of during premium pricing situations shall be valued in accordance with Section IV.2 (Transfers) or Section IV.3 (Disposition of Surplus), as applicable.

B.	SHOP-MADE ITEMS

Items fabricated by the Operator’s employees, or by contract laborers under the direction of the Operator, shall be priced using the value of the Material used to construct the item plus the cost of labor to fabricate the item. If the Material is from the Operator’s scrap or junk account, the Material shall be priced at either twenty-five percent (25%) of the current price as determined in Section IV.2.A (Pricing) or scrap value, whichever is higher. In no event shall the amount charged exceed the value of the item commensurate with its use.

C.	MILL REJECTS

Mill rejects purchased as “limited service” casing or tubing shall be priced at eighty percent (80%) of K-55/J-55 price as determined in Section IV.2 (Transfers). Line pipe converted to casing or tubing with casing or tubing couplings attached shall be priced as K.-55/J-55 casing or tubing at the nearest size and weight.

V. INVENTORIES OF CONTROLLABLE MATERIAL

The Operator shall maintain records of Controllable Material charged to the Joint Account, with sufficient detail to perform physical inventories.

Adjustments to the Joint Account by the Operator resulting from a physical inventory of Controllable Material shall be made within twelve (12) months following the taking of the inventory or receipt of Non-Operator inventory report. Charges and credits for overages or shortages will be valued for the Joint Account in accordance with Section IV.2 (Transfers) and shall be based on the Condition “B” prices in effect on the date of physical inventory unless the inventorying Parties can provide sufficient evidence another Material condition applies.

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)

COPAS 2005 Accounting Procedure Recommended by COPAS

1.	DIRECTED INVENTORIES

Physical inventories shall be performed by the Operator upon written request of a majority in working interests of the Non-Operators (hereinafter, “directed inventory”), provided, however, the Operator shall not be required to perform directed inventories more frequently than once every five (5) years. Directed inventories shall be commenced within one hundred eighty (180) days after the Operator receives written notice that a majority in interest of the Non-Operators has requested the inventory. All Parties shall be governed by the results of any directed inventory.

Expenses of directed inventories will be borne by the Joint Account; provided, however, costs associated with any post-report follow-up work in settling the inventory will be absorbed by the Party incurring such costs. The Operator is expected to exercise judgment in keeping expenses within reasonable limits. Any anticipated disproportionate or extraordinary costs should be discussed and agreed upon prior to commencement of the inventory. Expenses of directed inventories may include the following:

A.

A per diem rate for each inventory person, representative of actual salaries, wages, and payroll burdens and benefits of the personnel performing the inventory or a rate agreed to by the Parties pursuant to Section I.6.A (General Matters). The per diem rate shall also be applied to a reasonable number of days for pre-inventory work and report preparation.

B.	Actual transportation costs and Personal Expenses for the inventory team.

C.	Reasonable charges for report preparation and distribution to the Non-Operators.

2.	NON-DIRECTED INVENTORIES

A.	OPERATOR INVENTORIES

Physical inventories that are not requested by the Non-Operators may be performed by the Operator, at the Operator’s discretion. The expenses of conducting such Operator-initiated inventories shall not be charged to the Joint Account.

B.	NON-OPERATOR INVENTORIES

Subject to the terms of the Agreement to which this Accounting Procedure is attached, the Non-Operators may conduct a physical inventory at reasonable times at their sole cost and risk after giving the Operator at least ninety (90) days prior written notice. The Non-Operator inventory report shall be furnished to the Operator in writing within ninety (90) days of completing the inventory fieldwork.

C.	SPECIAL INVENTORIES

The expense of conducting inventories other than those described in Sections V.1 (Directed Inventories), V.2.A (Operator Inventories), or V.2.B (Non-Operator Inventories), shall be charged to the Party requesting such inventory; provided, however, inventories required due to a change of Operator shall be charged to the Joint Account in the same manner as described in Section V.1 (Directed Inventories).

COPYRIGHT © 2005 by Council of Petroleum Accountants Societies, Inc. (COPAS)